Exhibit 10.1.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

PATINA OIL & GAS CORPORATION,

AS BORROWER,

THE FINANCIAL INSTITUTIONS LISTED ON SCHEDULE 2.1 HERETO,
AS BANKS,

BANK ONE, NA,
AS ADMINISTRATIVE AGENT,

WACHOVIA BANK, NATIONAL ASSOCIATION
AND
WELLS FARGO BANK, N.A.,
AS SYNDICATION AGENTS,

AND

BANK OF AMERICA, N.A.
AND
CREDIT LYONNAIS NEW YORK BRANCH,
AS DOCUMENTATION AGENTS

$500,000,000

DATED AS OF JANUARY 28, 2003

BANC ONE CATIPAL MARKETS, INC.,
AS SOLE LEAD ARRANGER AND
BOOK RUNNER

i

ARTICLE XV MISCELLANEOUS

SECTION 15.1	Notices	63
SECTION 15.2	No Waivers	64
SECTION 15.3	Expenses; Documentary Taxes; Indemnification	64
SECTION 15.4	Right and Sharing of Set-Offs	65
SECTION 15.5	Amendments and Waivers	66
SECTION 15.6	Survival	66
SECTION 15.7	Limitation on Interest	66
SECTION 15.8	Invalid Provisions	67
SECTION 15.9	Waiver of Consumer Credit Laws	67
SECTION 15.10	Assignments and Participations	67
SECTION 15.11	TEXAS LAW	71
SECTION 15.12	Consent to Jurisdiction; Waiver of Immunities	71
SECTION 15.13	Counterparts; Effectiveness	71
SECTION 15.14	No Third Party Beneficiaries	71
SECTION 15.15	COMPLETE AGREEMENT	72
SECTION 15.16	WAIVER OF JURY TRIAL	72
SECTION 15.17	Confidentiality	72

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Restricted Subsidiary Pledge Agreement
Exhibit C	Form of Restricted Subsidiary Guaranty
Exhibit D	Form of Request for Borrowing
Exhibit E	Form of Request for Letter of Credit
Exhibit F	Form of Rollover Notice
Exhibit G	Form of Assignment and Acceptance Agreement
Exhibit H	Form of Certificate of Ownership Interests
Exhibit I	Form of Certificate of Effectiveness
Exhibit J-1	Form of Assignment and Amendment to Mortgages (Chase)
Exhibit J-2	Form of Assignment and Amendment to Mortgages (BOK)
Exhibit K	Form of Amendment for Increased or New Commitment
Exhibit L	Form of Certificate of Principal Executive and Financial Officer

SCHEDULES

Schedule 2.1	Financial Institutions
Schedule 2.2	Existing Mortgages
Schedule 7.3	Post-Closing Deliveries
Schedule 8.8	Taxes
Schedule 8.15	Subsidiaries
Schedule 8.16	Obligations to Unrestricted Subsidiaries
Schedule 10.1	Existing Debt
Schedule 10.8	Investments

LIST OF DEFINED TERMS

Page No.

Adjusted Base Rate	2
Adjusted Base Rate Tranche	2
Adjusted Consolidated EBITDA	2
Adjusted Eurodollar Rate	3
Administrative Agent	3
Affiliate	3
Agent	3
Agreement	3
Applicable Environmental Law	3
Applicable Margin	4
Approved Fund	4
Approved Petroleum Engineer	4
Assignment and Acceptance Agreement	4
Assignment and Amendment to Mortgages	5
Authorized Officer	5
Availability	5
Bank	5
Bank Assignments	1
Bank One	5
Banks	5
Base Rate	5
BOCM	5
BOK	5
Book Runner	5
Borrower	5
Borrowing	5
Borrowing Base	5
Borrowing Base Deficiency	6
Borrowing Date	6
Capital Lease	6
CERCLA	3
Certificate of Effectiveness	6
Chase	6
Closing Date	6
Closing Transactions	6
Code	7
Commitment	7
Commitment Fee Percentage	7
Commitment Percentage	7
Common Stock	7
Company	7
Consolidated Current Assets	7
Consolidated Current Liabilities	8
Consolidated EBITDA	8

v

Consolidated Free Cash Flow	8
Consolidated Funded Debt	8
Consolidated Net Income	8
Consolidated Net Interest Expense	8
Consolidated Subsidiaries	8
Consolidated Subsidiary	8
contract rate	28
control	3
controlled by	3
Conversion Date	27
Credit Period	9
Current Financials	9
Debt	9
Default	9
Default Rate	9
Determination	9
Determination Date	9
disposal	4
disposed	4
Distribution	9
Documentation Agent	10
Documentation Agents	10
Domestic Business Day	10
Domestic Lending Office	10
Environmental Liability	10
Equity	10
ERISA	10
Eurodollar Borrowing	5
Eurodollar Business Day	10
Eurodollar Lending Office	10
Eurodollar Rate	10
Eurodollar Reserve Percentage	11
Eurodollar Tranche	11
Event of Default	52
Events of Default	52
Exempt Transfer	11
Exhibit	11
Existing Agent	1
Existing Banks	1
Existing BOK Credit Agreement	11
Existing BOK Mortgages	11
Existing Chase Credit Agreement	1
Existing Chase Mortgages	12
Existing Mortgages	12
Federal Funds Rate	12
Financial Officer	12

Fiscal Quarter	12
Fiscal Year	12
Fund	12
Guarantee	12
hazardous substance	3
Hedge Agreements	13
Increase	29
Initial Borrowing Base	13
Initial Total Commitment	13
Interest Option	27
Interest Period	13
Investment	13
Lending Office	13
Letter of Credit Exposure	13
Letter of Credit Fee	13
Letter of Credit Fronting Fee	14
Letter of Credit Issuer	23
Letters of Credit	14
Lien	14
Loan	14
Loan Papers	14
Margin Regulations	15
Margin Stock	15
Material Agreement	15
Material Debt	15
material oil and gas properties	3
Maximum Lawful Rate	15
Maximum Total Commitment Amount	15
measurement date	20
Mineral Interests	15
Minimum Value	16
Mortgages	16
Non-recourse Debt	16
Note	16
Notes	16
Obligations	16
Oil and Gas Hedge Transactions	16
Operating Lease	17
Outstanding Credit	17
Participant	68
PBGC	17
PBNR	17
Periodic Determination	17
Permitted Encumbrances	17
Permitted Investment	18
Person	19

Petroleum	3
Plan	19
POC	19
Purchases	19
Quarterly Date	19
Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA	19
RCRA	3
Recognized Value	19
Register	19
Regulation U	19
Related Assets	19
Related Assets Reports	19
release	3
Rentals	20
Request for Borrowing	20
Request for Letter of Credit	20
Required Banks	20
Required Reserve Value	20
Reserve Report	20
Resignation and Appointment	1
Restricted Payment	20
Restricted Payment Limit	20
Restricted Subsidiary	21
Restricted Subsidiary Guarantee	21
Restricted Subsidiary Pledge Agreement	21
Rollover Notice	27
Schedule	21
Section	21
Settlement Period	51
Sole Lead Arranger	21
solid waste	4
Special Determination	21
Subsidiary	21
SWAT	21
Syndication Agent	22
Tax	22
Taxes	22
Termination Date	22
threatened release	3
Total Commitment	22
Tranche	22
Tranches	22
Transferee	22
Type	22
under common control with	3
Unrestricted Subsidiary	22

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

         THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of the 28th day of January, 2003, among Patina Oil & Gas Corporation, a Delaware corporation (“Borrower”), Bank One, NA, with its main office in Chicago, Illinois, as Administrative Agent (“Administrative Agent”), Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Syndication Agents (“Syndication Agents”), Bank of America, N.A. and Credit Lyonnais New York Branch, as Documentation Agents (“Documentation Agents”), and the financial institutions listed on Schedule 2.1 hereto as Banks (individually a “Bank” and collectively “Banks”).

W I T N E S S E T H

         WHEREAS, Borrower, JPMorgan Chase Bank (“Chase”), successor by merger to The Chase Manhattan Bank, successor to Chase Bank of Texas, National Association, as administrative agent (in such capacity, the “Existing Agent”), Bank of America, N.A., as Syndication Agent, Bank One, NA, successor to Bank One, Texas, N.A., as Documentation Agent, and each of the financial institutions named and defined therein as Banks (the “Existing Banks”) are parties to that certain Second Amended and Restated Credit Agreement dated as of July 15, 1999 (as heretofore amended, the “Existing Chase Credit Agreement”), pursuant to which credit is outstanding to Borrower; and

         WHEREAS, prior to the execution of this Agreement, certain Banks (including certain of the Existing Banks) have purchased and assumed all of the rights and interests of Chase and certain of the other Existing Banks under the Existing Chase Credit Agreement (collectively, the “Bank Assignments”); and

         WHEREAS, pursuant to that certain Resignation of Administrative Agent dated effective as of the date hereof (the “Resignation and Appointment”), Chase has resigned as Administrative Agent for the Existing Banks under the Existing Chase Credit Agreement and the other Loan Papers (as therein defined), and Bank One, NA (“Bank One”) has been appointed as successor Administrative Agent thereunder; and

         WHEREAS, after giving effect to (i) the Bank Assignments, and (ii) the resignation of Chase and appointment of Bank One as Administrative Agent under the Existing Chase Credit Agreement pursuant to the Resignation and Appointment, and subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Chase Credit Agreement in its entirety in the form of this Agreement, and Borrower desires to obtain Borrowings (as herein defined) (a) to refinance the indebtedness under the Existing Chase Credit Agreement, and (b) for other purposes permitted herein; and

         WHEREAS, after giving effect to the Bank Assignments and the amendment and restatement of the Existing Chase Credit Agreement pursuant to the terms hereof, the Commitment Percentage (as herein defined) of each Bank hereunder will be as set forth on Schedule 2.1 hereto; and

         WHEREAS, in connection with the Resignation and Appointment, the Existing Agent has executed and delivered to Administrative Agent hereunder those certain Assignments and

Amendments to Mortgages (as hereinafter defined) dated of even date herewith, pursuant to which, among other things, the Existing Chase Mortgages (as hereinafter defined) have been assigned to Administrative Agent hereunder to secure the Obligations as hereinafter defined; and

         WHEREAS, pursuant to certain separate agreements among Bank One, Banc One Capital Markets, Inc. (“BOCM”) and Borrower, BOCM has been appointed Sole Lead Arranger and Book Runner for the credit facility provided herein.

         NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, Syndication Agents, Documentation Agents and Banks hereby agree as follows:

ARTICLE I
AMENDMENT AND RESTATEMENT

         Subject to the satisfaction of each condition precedent contained in Section 7.1 hereof, the satisfaction of which shall be evidenced by the execution by Borrower and Administrative Agent of the Certificate of Effectiveness (as hereinafter defined), the Existing Chase Credit Agreement shall be amended and restated as of the Closing Date (as hereinafter defined) in the form of this Agreement. It is the intention of Borrower, Agents and Banks that this Agreement supersede and replace the Existing Chase Credit Agreement in its entirety; provided, that (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the Existing Chase Credit Agreement as provided herein, but shall not effect a novation thereof, and (b) the Liens securing the Obligations under and as defined in the Existing Chase Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such Obligations as renewed, amended, restated and modified hereby.

ARTICLE II
TERMS DEFINED

         SECTION 2.1         Definitions.    The following terms, as used herein, have the following meanings:

         “Adjusted Base Rate” means, on any day, the greater of (a) the Base Rate in effect on such day, or (b) the sum of (i) the Federal Funds Rate in effect on such day, plus (ii) one half of one percent (.5%). Each change in the Adjusted Base Rate shall become effective automatically and without notice to Borrower or any Bank upon the effective date of each change in the Federal Funds Rate or the Base Rate, as the case may be.

         “Adjusted Base Rate Tranche” means the portion of the principal of the Loan bearing interest with reference to the Adjusted Base Rate.

         “Adjusted Consolidated EBITDA” means, with respect to any Person for any period, Consolidated EBITDA of such Person for such period, adjusted to reflect all revenues and expenses (including lease operating expense, severance Taxes, additional overhead and other expenses) attributable to material oil and gas properties purchased, sold or disposed of by such Person or any of its Subsidiaries after the first day of such period as if such properties had been owned, acquired, sold or disposed of by such Person or such Subsidiaries on the first day of such period. As used in this definition, “material oil and gas properties” means oil and gas properties purchased, sold or disposed of for a purchase price of not less than $50,000,000.

         “Adjusted Eurodollar Rate” applicable to any Interest Period, means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/16 of 1%) by dividing (a) the applicable Eurodollar Rate by (b) 1.00 minus the Eurodollar Reserve Percentage.

         “Administrative Agent” means Bank One, NA in its capacity as Administrative Agent for Banks hereunder or any successor thereto.

         “Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise.

         “Agent” means Administrative Agent, Syndication Agent, Documentation Agent, Sole Lead Arranger or Book Runner, and “Agents” means Administrative Agent, Syndication Agents, Documentation Agents, Sole Lead Arranger and Book Runner, collectively.

         “Agreement” means this Third Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time.

         “Applicable Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), affecting any real or personal property owned, operated or leased by any Company or any other operation of any Company in any way pertaining to health, safety or the environment, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health, safety and environmental laws and regulations, and further including without limitation, (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein referred to as “CERCLA”), (b) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time, herein referred to as “RCRA”), (c) the Safe Drinking Water Act, as amended, (d) the Toxic Substances Control Act, as amended, (e) the Clean Air Act, as amended, (f) the Occupational Safety and Health Act of 1970, as amended, (g) the laws, rules and regulations of any state having jurisdiction over any real or personal property owned, operated or leased by any Company or any other operation of any Company which relate to health, safety or the environment, as each may be amended from time to time, and (h) any federal, state or municipal laws, ordinances or regulations which may now or hereafter require removal of asbestos or other hazardous wastes or impose any liability related to asbestos or other hazardous wastes. The terms “hazardous substance,” “petroleum,” “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; and provided further that, to the extent the laws of the state in which any real or personal property owned, operated or leased by any Company is located establish a meaning for “hazardous substance,” “petroleum,” “release,” “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in so far as such broader meaning is applicable to the real or personal property owned, operated or leased by such Company and located in such state.

         “Applicable Margin” means, for purposes of determining the interest rate applicable to the Loan at any time, the amount set forth in the table below under the applicable Type of Tranche and opposite the applicable Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA. The Applicable Margin in effect at any time shall be based on the Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as of the last day of the Fiscal Quarter then most recently ended for which Borrower has provided to Banks the financial statements required by Section 9.1(b) hereof (in the case of the first three (3) Fiscal Quarters of each Fiscal Year) or Section 9.1(a) hereof (in the case of the fourth Fiscal Quarter of each Fiscal Year):

Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA	Adjusted Base Rate Tranches	Eurodollar Tranches
> 3.0 to 1	0.650%	1.900%
> 2.5 to 1 <= 3.0 to 1	0.500%	1.750%
> 2.0 to 1 <= 2.5 to 1	0.350%	1.600%
> 1.5 to 1 <= 2.0 to 1	0.200%	1.450%
<= 1.5 to 1	0%	1.250%

         “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or Affiliate of an entity that administers or manages a Bank.

         “Approved Petroleum Engineer” means any one or more of Netherland, Sewell & Associates, Inc., Ryder Scott Company, Williamson Petroleum Consultants, Inc., Barnes and Click, Inc., or such other reputable firm(s) of independent petroleum engineers as shall be approved by Required Banks and, as to oil and gas properties aggregating not more than twenty percent (20%) of the total value of Borrower’s and its Restricted Subsidiaries’ oil and gas properties (based on the Recognized Value), Borrower’s in-house staff shall be deemed an Approved Petroleum Engineer.

         “Assignment and Acceptance Agreement” has the meaning given such term in Section 15.10(c) hereof.

          “Assignment and Amendment to Mortgages” means, collectively, those certain (a) Assignments and Amendments to Mortgages to be entered into among Borrower, SWAT, the Existing Agent and Administrative Agent, substantially in the form of Exhibit J-1 attached hereto, pursuant to which, among other things, the Existing Chase Mortgages shall be (i) assigned to Administrative Agent for the ratable benefit of each Bank to secure the Obligations, and (ii) amended to reflect the amendment and restatement of the Existing Chase Credit Agreement pursuant hereto, and (b) Assignments and Amendments to Mortgages to be entered into among Borrower, PBNR, BOK (in its capacity as administrative agent and collateral agent under the Existing BOK Credit Agreement) and Administrative Agent, substantially in the form of Exhibit J-2 attached hereto, pursuant to which, among other things, the Existing BOK Mortgages shall be assigned to Administrative Agent for the ratable benefit of each Bank to secure the Obligations.

         “Authorized Officer” means, as to any Person, its Chairman, Vice-Chairman, President, Executive Vice President(s), Senior Vice President(s) or Vice President duly authorized to act on behalf of such Person.

         “Availability”means, at any time, (a) the lesser of (i) the Borrowing Base or (ii) the Total Commitment in effect at such time, minus (b) the Outstanding Credit at such time.

         “Bank” means any financial institution listed on Schedule 2.1 hereto as having a Commitment, and its successors and assigns, and “Banks“ shall mean all Banks.

         “Bank Assignments” has the meaning given to such term in the recitals hereto.

         “Bank One” means Bank One, NA, a national banking association, with its main office in Chicago, Illinois, in its capacity as a Bank.

         “Base Rate” means the floating rate of interest established from time to time by Administrative Agent as its “prime rate” of interest, which rate is not the lowest rate of interest which Administrative Agent charges, each change in the Base Rate to become effective without notice to Borrower on the effective date of each such change.

         “BOCM” means Banc One Capital Markets, Inc.

         “BOK” means Bank of Oklahoma, N.A.

         “Book Runner” means BOCM in its capacity as book runner for the credit facility hereunder or any successor thereto.

         “Borrower” means Patina Oil & Gas Corporation, a Delaware corporation.

         “Borrowing” means any disbursement to Borrower under, or to satisfy the obligations of any Company under, any of the Loan Papers. Any Borrowing which will constitute an Adjusted Base Rate Tranche is referred to herein as a “Base Rate Borrowing,” and any Borrowing which will constitute a Eurodollar Tranche is referred to herein as a “Eurodollar Borrowing”

         “Borrowing Base” has the meaning set forth in Section 5.1 hereof.

          “Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the Outstanding Credit on such date, exceeds (b) the Borrowing Base in effect on such date; provided, that, for purposes of computing the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not constitute Outstanding Credit to the extent funds have been deposited with Administrative Agent to secure such Letter of Credit Exposure pursuant to Section 3.1(b).

         “Borrowing Date” means the Eurodollar Business Day or the Domestic Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy the obligation of any Company.

         “Capital Lease” means, for any Person as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with generally accepted accounting principles.

         “Certificate of Effectiveness” means a Certificate of Effectiveness in the form of Exhibit I attached hereto to be executed by Borrower and Administrative Agent upon the satisfaction of each of the conditions precedent contained in Section 7.1 hereof.

         “Chase” has the meaning given such term in the recitals hereto.

         “Closing Date” means the date upon which all of the conditions precedent set forth in Section 7.1 have been satisfied, and Borrower and Administrative Agent have executed and delivered the Certificate of Effectiveness.

         “Closing Transactions” means the transactions to occur on the Closing Date, including, without limitation, (a) the resignation of Chase as administrative agent under the Existing Chase Credit Agreement, and the appointment of Bank One as successor administrative agent thereunder, pursuant to the terms of the Resignation and Appointment, (b) the consummation of the Bank Assignments and the transactions contemplated thereby, (c) the cancellation of all letters of credit, if any, outstanding under the Existing Chase Credit Agreement and the Existing BOK Credit Agreement, (d) the assignment of the Existing Mortgages to Administrative Agent to secure the Obligations, (e) the release of all other Liens securing (i) the “Obligations” of Borrower and its Subsidiaries under (and as defined in) the Existing Chase Credit Agreement, and (ii) the “Indebtedness” of Borrower and its Subsidiaries under (and as defined in) the Existing BOK Credit Agreement (including, without limitation, the delivery of UCC-3 releases with respect to all uniform commercial code filings made under the Existing Chase Credit Agreement and the Existing BOK Credit Agreement (to the extent not being assigned pursuant to the terms of this Agreement and the Assignments and Amendments to Mortgages)), and delivery to Administrative Agent of all original certificates and stock powers pledged and delivered by Borrower or any of its Subsidiaries pursuant to the terms of the Existing Chase Credit Agreement and the Existing BOK Credit Agreement as security for Borrower’s and its Subsidiaries’ obligations thereunder, (f) the release of all Guarantees of the Debt of Borrower and its Subsidiaries under the Existing Chase Credit Agreement and the Existing BOK Credit Agreement, (g) the refinancing in full, with proceeds of a Borrowing under this Agreement, of all Obligations accrued and outstanding under the Existing Chase Credit Agreement and the Existing BOK Credit Agreement as of the Closing Date, including, without limitation, (i) the entire outstanding principal balance of the loans made thereunder, (ii) all accrued but unpaid interest, and (iii) all accrued but unpaid commitment and other fees, (h) the termination of the Existing BOK Credit Agreement, and (i) the payment of all fees and expenses of Administrative Agent and its Affiliates in connection with the credit facility provided herein.

         “Code” means the Internal Revenue Code of 1986, as amended.

         “Commitment” means, with respect to any Bank, the commitment of such Bank to lend its Commitment Percentage of the Total Commitment to Borrower pursuant to Section 3.1 hereof, as such Commitment may be terminated, reduced and/or increased from time to time in accordance with the provisions hereof. On the Closing Date, the amount of each Bank’s Commitment is the amount set forth opposite such Bank’s name on Schedule 2.1 hereto; provided, that, after giving effect to any Assignment and Acceptance Agreement, the Commitment of each Bank shall be the amount set forth in the amended Schedule 2.1 prepared by Administrative Agent and circulated to Borrower and Banks pursuant to Section 15.10 hereof.

         “Commitment Fee Percentage” means, at any time, the amount set forth in the table below opposite the applicable Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA. The Commitment Fee Percentage in effect at any time pursuant to the table below shall be based on the Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as of the last day of the Fiscal Quarter then most recently ended for which Borrower has provided to Banks the financial statements required by Section 9.1(b) hereof (in the case of the first three (3) Fiscal Quarters of each Fiscal Year) or Section 9.1(a) hereof (in the case of the fourth Fiscal Quarter of each Fiscal Year).

Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA	Commitment Fee Percentage
> 2.5 to 1	0.500%
<= 2.5 to 1	0.375%

         “Commitment Percentage” means, with respect to any Bank at any time, the Commitment Percentage for such Bank set forth on Schedule 2.1 hereto (as the same may be amended and reflected in an amended Schedule 2.1 prepared and circulated by Administrative Agent to Borrower and Banks pursuant to Section 15.10 hereof).

         “Common Stock” means Borrower’s Common Stock, par value $.01 per share.

         “Companies” means Borrower and all direct and indirect Subsidiaries of Borrower whether existing on the date hereof or hereafter acquired or created, and “Company”means any one of the foregoing.

         “Consolidated Current Assets” means, for any Person at any time, the sum of (a) consolidated current assets of such Person and its Consolidated Subsidiaries including accounts or notes receivable (if properly reserved in accordance with generally accepted accounting principles), but excluding (i) prepaid expenses, and (ii) assets held for resale, plus, in the case of Borrower, (b) the Availability. For purposes of this definition, any non-cash gains on any Hedge Agreement resulting from the requirements of SFAS 133 for any period of determination shall be excluded from the determination of current assets of such Person and its Consolidated Subsidiaries.

         “Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries at such time, but, in the case of Borrower, excluding the current portion of the principal outstanding under the Loan. For purposes of this definition, any non-cash losses or charges on any Hedge Agreement resulting from the requirements of SFAS 133 for any period of determination shall be excluded from the determination of current liabilities of such Person and its Consolidated Subsidiaries.

         “Consolidated EBITDA” means, for any Person for any period, the Consolidated Net Income of such Person for such period, plus each of the following determined for such Person and its Consolidated Subsidiaries on a consolidated basis for such period: (a) any provision for (or less any benefit from) income or franchise Taxes included in determining Consolidated Net Income; (b) Consolidated Net Interest Expense deducted in determining Consolidated Net Income; (c) depreciation, depletion and amortization expense deducted in determining Consolidated Net Income; and (d) other non-cash charges deducted in determining Consolidated Net Income and not already deducted in accordance with clauses (b) and (c) of this definition.

         “Consolidated Free Cash Flow” means, for Borrower for any period, an amount equal to (a) Borrower’s Consolidated EBITDA for such period, minus (b) Borrower’s Consolidated Net Interest Expense for such period, minus (c) all income and franchise Taxes actually paid in cash by Borrower and its Consolidated Subsidiaries during such period, plus (d) any other non-cash charges deducted in determining Consolidated Net Income.

         “Consolidated Funded Debt”“ means, for Borrower at any time, all Debt of Borrower and its Consolidated Subsidiaries at such time.

         “Consolidated Net Income” means, for any Person as of any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, but excluding: (a) the income of any other Person (other than its Consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Consolidated Subsidiaries in a cash distribution; (b) any after-tax gains attributable to asset dispositions; (c) to the extent not included in clauses (a) and (b) above, any after-tax (i) extraordinary gains, (ii) non-cash gains or (iii) non-recurring gains; and (d) non-cash or nonrecurring charges due to changes in accounting principles required by generally accepted accounting principles.

         “Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period: (a) interest expense, minus (b) interest income.

         “Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, at any time, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such time.

         “Conversion Date” has the meaning set forth in Section 3.5(c).

          “Credit Period” means the period commencing on the Closing Date and ending on the Termination Date.

         “Current Financials” means, collectively, (a) the annual audited consolidated balance sheet of Borrower as of December 31, 2001, and the related consolidated statements of operations and cash flow for the Fiscal Year then ended, reported on by Deloitte & Touche, LLP, and (b) the quarterly unaudited consolidated balance sheet of Borrower as of September 30, 2002, and the related consolidated statements of operations and cash flow for the Fiscal Quarter then ended, copies of which have been provided to Banks.

         “Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including obligations under Capital Leases, other than Capital Leases which are usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, and (f) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (e) preceding.

         “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         “Default Rate” means, in respect of any principal of the Loan or any other amount payable by Borrower under any Loan Paper which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (i) two percent (2%), plus (ii) the Applicable Margin, plus (iii) the Adjusted Base Rate as in effect from time to time (provided, that, if such amount in default is principal of a Eurodollar Borrowing and the due date is a day other than the last day of an Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, the sum of (a) two percent (2%), plus (b) the Applicable Margin, plus (c) the Eurodollar Rate for such Borrowing for such Interest Period as provided in Section 3.5 hereof, and thereafter, the rate provided for above in this definition).

         “Determination” means any Periodic Determination or Special Determination.

         “Determination Date” means (a) each May 1 and November 1, and (b) with respect to any Special Determination, the first day of the first month which is not less than twenty (20) Domestic Business Days following the date of a request for a Special Determination. The Closing Date shall also constitute a Determination Date for purposes of this Agreement.

         “Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other interest.

         “Documentation Agent” means Bank of America, N.A. or Credit Lyonnais New York Branch in its capacity as Documentation Agent for Banks hereunder or any successor thereto, and “Documentation Agents” means Bank of America, N.A. and Credit Lyonnais New York Branch, collectively, in their capacities as Documentation Agents for Banks hereunder.

         “Domestic Business Day” means any day except a Saturday, Sunday or other day on which national banks in Dallas, Texas or Chicago, Illinois, are authorized by law to close.

         “Domestic Lending Office” means, as to each Bank, its office identified on Schedule 2.1 hereto as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

         “Environmental Liability” means any liability, loss, fine, penalty, charge, lien, damage, cost, or expense of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Applicable Environmental Law, (b) from the release or threatened release of any hazardous substance, (c) from removal, remediation, or other actions in response to the release or threatened release of any hazardous substance, (d) from actual or threatened damages to natural resources, (e) from the imposition of injunctive relief or other orders, (f) from personal injury, death, or property damage which occurs as a result of any Company’s use, storage, handling, or the release or threatened release of a hazardous substance, or (g) from any environmental investigation performed at, on, or for any real property owned by any Company.

         “Equity” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

         “Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in the applicable Eurodollar interbank market.

         “Eurodollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address identified on Schedule 2.1 hereto as its Eurodollar Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

         “Eurodollar Rate” means, with respect to any portion of the Loan which is the subject of a Eurodollar Tranche for any Interest Period therefor, the applicable British Bankers’ Association LIBOR rate for deposits in dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, that, if no such British Bankers’ Association LIBOR rate is available to Administrative Agent, the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period, in the appropriate amount of Bank One’s relevant portion of the Loan which is the subject of such Eurodollar Tranche and having a maturity equal to such Interest Period.

         “Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in Chicago, Illinois in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Tranches is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         “Eurodollar Tranche” means, with respect to any Interest Period, any portion of the principal amount outstanding under the Loan which bears interest at a rate computed by reference to the Adjusted Eurodollar Rate for such Interest Period.

         “Event of Default” has the meaning set forth in Section 12.1 hereof.

         “Exempt Transfer” means any transfer of oil and gas properties or Related Assets (a) by Borrower to any of its Restricted Subsidiaries, or (b) by any of the Restricted Subsidiaries of Borrower to Borrower or to any other Restricted Subsidiary of Borrower.

         “Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

         “Existing Agent” has the meaning given such term in the recitals hereto.

         “Existing Banks” has the meaning given such term in the recitals hereto.

         “Existing BOK Credit Agreement” means that certain First Amended and Restated Revolving Credit Agreement dated as of December 19, 2001 by and among Bravo Natural Resources, Inc., successor in interest to PBNR, BOK, individually as a bank and as administrative agent and collateral agent thereunder, and the other banks and agents a party thereto, as heretofore amended.

         “Existing BOK Mortgages” means the mortgages, deeds of trust, security agreements, assignments, pledges and other documents, instruments and agreements described on Part B of Schedule 2.2 hereto, which establish Liens on certain of PBNR’s oil and gas properties and Related Assets to secure PBNR’s obligations under the Existing BOK Credit Agreement.

         “Existing Chase Credit Agreement” has the meaning given such term in the recitals hereto.

          “Existing Chase Mortgages” means the mortgages, deeds of trust, security agreements, assignments, pledges and other documents, instruments and agreements described on Part A of Schedule 2.2 hereto, which establish Liens on certain of SWAT’s oil and gas properties and Related Assets to secure Borrower’s obligations under the Existing Chase Credit Agreement.

         “Existing Mortgages” means, collectively, the Existing BOK Mortgages and the Existing Chase Mortgages.

         “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if such rate is not so published on such next succeeding Domestic Business Day, the Federal Funds Rate for any day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

         “Financial Officer” of any Person means its Chief Financial Officer; provided that, if no Person serves in such capacity, “Financial Officer” means the highest ranking executive officer of such Person with responsibility for accounting, financial reporting, cash management and similar functions.

         “Fiscal Quarter” means the three (3) month periods ending March 31, June 30, September 30 or December 31 of each Fiscal Year.

         “Fiscal Year” means the twelve (12) month period ending December 31.

         “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

          “Hedge Agreements” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any interest rate swap, cap, collar, hedge or other interest rate protection device.

         “Increase” has the meaning given such term in Section 3.10.

         “Initial Borrowing Base” means a Borrowing Base in the amount of $350,000,000, which shall be in effect during the period commencing on the Closing Date and continuing until the first Special Determination or Periodic Determination after the Closing Date.

         “Initial Total Commitment” means a Total Commitment in the amount of $300,000,000, which shall be in effect during the period commencing on the Closing Date and continuing until the first Increase (if any) after the Closing Date.

         “Interest Option” has the meaning given such term in Section 3.5(c).

         “Interest Period” means, with respect to each Eurodollar Tranche, the period commencing on the Borrowing Date or Conversion Date applicable to such Tranche and ending one (1), two (2), three (3) or six (6) months thereafter, as Borrower may elect in the applicable Request for Borrowing; provided, that: (a) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (b) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month; (c) if any Interest Period includes a date on which any payment of principal of the Loan subject to such Eurodollar Tranche is required to be made hereunder, but does not end on such date, then (i) the principal amount of each Eurodollar Tranche required to be repaid on such date shall have an Interest Period ending on such date, and (ii) the remainder of each such Eurodollar Tranche shall have an Interest Period determined as set forth above; and (d) no Interest Period shall extend past the expiration of the Credit Period.

         “Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in, any other Person; provided, that “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

         “Lending Office” means, as to any Bank, its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

         “Letter of Credit Exposure” of any Bank means, collectively, such Bank’s aggregate participation in the unfunded portion of Letters of Credit outstanding at any time.

         “Letter of Credit Fee” means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to the greater of (a) $500, or (b) a percentage of the stated amount of such Letter of Credit (calculated on a per annum basis based on the stated term of such Letter of Credit) determined by reference to the Ratio of Consolidated Funded Debt to Adjusted

Consolidated EBITDA in effect on the date such Letter of Credit is issued in accordance with the table below. The per annum Letter of Credit Fee percentage in effect at any time shall be based on the Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as of the last day of the Fiscal Quarter then most recently ended for which Borrower has provided to Banks the financial statements required by Section 9.1(b) hereof (in the case of the first three (3) Fiscal Quarters of each Fiscal Year) or Section 9.1(a) hereof (in the case of the fourth Fiscal Quarter of each Fiscal Year):

Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA	Per Annum Letter of Credit Fee Percentage
> 3.0 to 1	1.900%
> 2.5 to 1 <= 3.0 to 1	1.750%
>2.0 to 1 <= 2.5 to 1	1.600%
> 1.5 to 1 <= 2.0 to 1	1.450%
<= 1.5 to 1	1.250%

         “Letter of Credit Fronting Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to one eighth of one percent (0.125%) per annum of the stated amount of such Letter of Credit.

         “Letter of Credit Issuer” has the meaning set forth in Section 3.1(b).

         “Letters of Credit” means, collectively, letters of credit issued for the account of Borrower and its Restricted Subsidiaries pursuant to Section 3.1(b).

         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         “Loan” means the revolving credit loan in an amount outstanding at any time not to exceed the amount of the Total Commitment then in effect less the amount of Letter of Credit Exposure then outstanding to be made by Banks to Borrower in accordance with Section 3.1 hereof.

         “Loan Papers” means this Agreement, the Notes, each Restricted Subsidiary Guarantee now or hereafter executed, each Restricted Subsidiary Pledge Agreement now or hereafter executed, the Existing Mortgages (as amended by the Assignments and Amendments to Mortgages), all Mortgages now or at any time hereafter delivered pursuant to Section 6.1, the Assignments and Amendments to Mortgages, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

          “Margin Regulations” mean Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         “Margin Stock” means “margin stock” as defined in Regulation U.

         “Material Agreement” means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of ninety (90) days or less without liability for further payment other than nominal penalty.

         “Material Debt” means Debt of Borrower or any of its Subsidiaries issued under one or more related or unrelated agreements or instruments in an aggregate principal amount exceeding $5,000,000.

         “Maximum Lawful Rate” means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loan owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Papers. To the extent the laws of the State of Texas are applicable for purposes of determining the “Maximum Lawful Rate,” such term shall mean the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended, substituted for or restated, or, if permitted by applicable law and effective upon the giving of the notices required by such Chapter 303 (or effective upon any other date otherwise specified by applicable law), the “quarterly ceiling” or “annualized ceiling” from time to time in effect under such Chapter 303, whichever Administrative Agent (with the approval of Required Banks) shall elect to substitute for the “indicated rate ceiling,” and viceversa, each such substitution to have the effect provided in such Chapter 303, and Administrative Agent (with the approval of Required Banks) shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with such Chapter 303.

         “Maximum Total Commitment Amount” means $500,000,000.

         “Mineral Interests” means rights, estates, titles and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles and interests created by or arising under the terms of any unitization, communitization and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of laws, which now or hereafter include all or any part of the foregoing.

          “Minimum Value” means, with respect to any Total Commitment, seventy-five percent (75%) of the Required Reserve Value established by Administrative Agent to support such Total Commitment.

         “Mortgages” means all mortgages, deeds of trust, security agreements, pledge agreements, collateral assignments, financing statements, assignments of production and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens required by Article VI hereof as may have been heretofore or may hereafter be granted or assigned to Administrative Agent to secure payment of the Obligations or any part thereof. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion. The term “Mortgages” shall include, without limitation, the Existing Mortgages, as amended pursuant to the Assignments and Amendments to Mortgages.

         “Non-recourse Debt” means Debt (a) secured solely by the assets acquired with the proceeds of such Debt, (b) with respect to which neither Borrower nor any of its Subsidiaries have any liability for repayment beyond the assets pledged, and (c) with respect to which Borrower has delivered to Banks an opinion in a form satisfactory to Required Banks of counsel acceptable to Administrative Agent stating that such Debt meets the criteria set forth in (a) and (b) preceding.

         “Note” means a promissory note of Borrower, payable to the order of a Bank, in substantially the form of Exhibit A hereto, evidencing the obligation of Borrower to repay to such Bank its Commitment Percentage of the Loan, together with all modifications, extensions, renewals and rearrangements thereof, and “Notes” means all of such Notes.

         “Obligations” means, collectively, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower and its Restricted Subsidiaries (including obligations under any Restricted Subsidiary Guarantee) to any Bank or to any Affiliate of any Bank (a) arising pursuant to the Existing Chase Credit Agreement, (b) arising pursuant to the Loan Papers, and all interest accrued thereon and costs, expenses and attorneys’ fees incurred in the enforcement or collection thereof, (c) arising under or in connection with any Oil and Gas Hedge Transaction entered into between Borrower or any of its Restricted Subsidiaries and any Bank or any Affiliate of any Bank, (d) arising under or in connection with any Hedge Agreement entered into between Borrower or any of its Restricted Subsidiaries and any Bank or any Affiliate of any Bank, and (e) arising under or in connection with any other financial “derivative” product provided by any Bank or any Affiliate of any Bank to any Company, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several. It is the intention of Borrower, Agents and Banks that Borrower and its Restricted Subsidiaries shall be jointly and severally liable for all obligations of each other.

         “Oil and Gas Hedge Transactions” means transactions pursuant to which Borrower or any of its Subsidiaries hedge the price to be received by them for future production of hydrocarbons, including price swap agreements under which Borrower or any of its Subsidiaries agree to pay a price for a specified amount of hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay Borrower or its Subsidiaries a fixed price for the same or similar amount of hydrocarbons.

          “Operating Lease” means any lease, sublease, license or similar arrangement (other than a Capital Lease and other than leases with a primary term of one year or less or which can be terminated by the lessee upon notice of one year or less without incurring a penalty) pursuant to which a Person leases, subleases or otherwise is granted the right to occupy, take possession of, or use property whether real, personal or mixed; provided, that the term “Operating Lease” shall not include oil, gas or mineral leases entered into or assigned to any Company in the ordinary course of such Company’s business.

         “Outstanding Credit” means, on any date, the sum of (i) the aggregate outstanding Letter of Credit Exposure on such date including the Letter of Credit Exposure attributable to Letters of Credit to be issued on such date, plus (ii) the aggregate outstanding principal balance of the Loan on such date, including the amount of any Borrowing to be made on such date.

         “Participant” has the meaning given such term in Section 15.10(b) hereof.

         “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         “PBNR” means Patina BNR Corporation, a Delaware corporation, which is a wholly owned Subsidiary of Borrower.

         “Periodic Determination” means any determination of the Borrowing Base pursuant to Section 5.2.

         “Permitted Encumbrances” means with respect to any asset:

                  (a)         Liens in favor of Banks or their Affiliates under the Loan Papers;

                  (b)         minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or operation of oil and gas properties, and for the purposes of this Agreement, a minor defect in title shall include (i) those instances where record title to an oil and gas lease is in a predecessor in title to Borrower or any of its Subsidiaries, but where Borrower or any of its Subsidiaries, by reason of a farmout or other instrument is presently entitled to receive an assignment of its interest or other evidence of title and the appropriate Person is proceeding diligently to obtain such assignment, and (ii) easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Borrower (or its Subsidiaries, as applicable) that are customarily granted in the oil and gas industry; so long as, with respect to any of such minor defects in title, the same are minor defects which are customary and usual in the oil and gas industry and which are customarily accepted by a reasonably prudent operator dealing with its properties;

                  (c)         inchoate statutory or operators’ liens securing obligations for labor, services, materials and supplies furnished to oil and gas properties which are not delinquent (except to the extent permitted by Section 9.7);

                   (d)         mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar liens arising by operation of law or statute in the ordinary course of business which are not delinquent (except to the extent permitted by Section 9.7);

                  (e)         production sales contracts, gas balancing agreements and joint operating agreements; provided, that the amount of all gas imbalances known to any Authorized Officer of Borrower and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Banks hereunder;

                  (f)         Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 9.7;

                  (g)         all rights to consent by, required notices to, filings with, or other actions by, governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if Borrower (or its Subsidiaries, as applicable) is entitled to such consent, the same are customarily obtained subsequent to such sale or conveyance and the appropriate Person is proceeding diligently to obtain such consent, notice or filing;

                  (h)         the terms and provisions of any of the oil and gas leases pursuant to which Borrower (or its Subsidiaries, as applicable) derives its interests;

                  (i)         lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Reports including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest and which have been disclosed to the Administrative Agent in writing; provided, however, that Borrower shall not be required to disclose such lease burdens unless the same are lease burdens which are not customarily and usually found in the oil and gas industry or unless the same are lease burdens which obligate Borrower and/or its Subsidiaries, as applicable, in a fashion not customarily and usually found in the oil and gas industry;

                  (j)         all applicable laws, rules and orders of governmental authorities having jurisdiction over the affairs of Borrower; and

                  (k)         Liens securing Debt incurred to finance the acquisition of the assets which are the subject of such Liens (to the extent permitted by Section 10.1 hereof).

         “Permitted Investment” means, with respect to Borrower or any Restricted Subsidiary, (a) readily marketable direct obligations of the United States of America, (b) fully insured time deposits and certificates of deposit with maturities of one (1) year or less of any commercial bank operating in the United States having capital and surplus in excess of $50,000,000.00, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of Standard and Poor’s Corporation or Moody’s Investors Service, (d) any reverse repurchase agreement entered into with a commercial bank meeting the criteria described in clause (b) preceding which is secured by a fully perfected security interest in a security of the type described in clauses (a) through (c) preceding and which security has a market value at the time such reverse repurchase agreement is entered into of not less than 100%

of the obligation of such commercial bank under such reverse repurchase agreement, (e) Investments by Borrower and its Restricted Subsidiaries in Borrower or Restricted Subsidiaries of Borrower, (f) Investments outstanding as of the Closing Date described on Section 10.8 hereof, and (g) Investments by Borrower and its Restricted Subsidiaries which when made, together with all other Investments made pursuant to this clause (g) do not exceed an amount (measured at cost) greater than five percent (5%) of the Borrowing Base then in effect.

         “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         “Plan” means at any time an employee pension benefit plan which is now or was previously covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

         “POC” means Patina Oklahoma Corp., a Delaware corporation, which is a wholly owned Subsidiary of Borrower.

         “Purchasers” has the meaning given such term in Section 15.10(c) hereof.

         “Quarterly Date” means the last day of each March, June, September and December.

         “Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA” means, for any Person as of the last day of any Fiscal Quarter, such Person’s ratio of Consolidated Funded Debt on such day to its Adjusted Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ended on such day.

         “Recognized Value” means, with respect to oil and gas properties, the discounted present value of the estimated net cash flow to be realized from the production of hydrocarbons from such oil and gas properties as determined by Bank One for purposes of determining the portion of the Borrowing Base which it attributes to such oil and gas properties in accordance with Article V hereof.

         “Register” has the meaning given such term in Section 15.10(c) hereof.

         “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

         “Related Assets” means all pipelines, gathering systems, gas processing plants and similar assets owned by Borrower and its Restricted Subsidiaries, including, related personal property or other fixed assets and all easements, servitudes and similar real property interests owned by Borrower and its Restricted Subsidiaries on which such systems are located.

         “Related Assets Reports” means reports to be delivered by Borrower to Banks simultaneously with each delivery by Borrower of a Reserve Report pursuant to Section 5.1 and Section 5.3 which shall (a) be in form and substance acceptable to Required Banks, (b) be prepared by the Approved Petroleum Engineer (with the exception of the Related Asset Report required to be delivered on or before August 31 of each year or pursuant to any Special Determination which may be prepared by Borrower’s in-house staff) in accordance with customary and prudent practices of the petroleum engineering industry, and (c) which shall set forth the discounted present value of the Related Assets owned by Borrower (which valuation shall be determined as of the same date as the discounted present value of the oil and gas properties which are the subject of the Reserve Report delivered simultaneously therewith pursuant to Section 5.1 and Section 5.3 as applicable) as determined by the Approved Petroleum Engineer or Borrower’s in-house staff (as applicable). Each Related Asset Report shall also designate the owner (either Borrower, or one of its Restricted Subsidiaries) of each Related Asset which is the subject of such report.

         “Rentals” means amounts payable by a lessee under an Operating Lease.

         “Request for Borrowing” has the meaning set forth in Section 3.2.

         “Request for Letter of Credit” has the meaning given such term in Section 3.3.

         “Required Banks” means Banks holding greater than sixsty-six and two-thirds percent (66 2/3%) of the Total Commitment.

         “Required Reserve Value” means, with respect to any Total Commitment, that portion of the oil and gas properties of Borrower and its Restricted Subsidiaries that Administrative Agent has determined, in its sole discretion, is necessary to support such Total Commitment, and which oil and gas properties shall, in all events, have a Recognized Value equal to not less than one hundred twenty-five percent (125%) of such Total Commitment.

         “Reserve Report” means an engineering analysis of the oil and gas properties owned by Borrower and its Restricted Subsidiaries in form and substance acceptable to Required Banks prepared by the Approved Petroleum Engineer or reviewed and approved by the Approved Petroleum Engineer (with the exception of the Reserve Reports required to be delivered on or before August 31 of each year pursuant to Section 5.1 or pursuant to any Special Determination pursuant to Section 5.3 which may be prepared by Borrower’s in-house staff) in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69.

         “Resignation and Appointment” has the meaning given such term in the recitals hereto.

         “Restricted Payment” means (a) any Distribution by Borrower or any of its Restricted Subsidiaries other than Distributions by such Restricted Subsidiaries to Borrower, and (b) the retirement, redemption or prepayment prior to the scheduled maturity by Borrower or a Restricted Subsidiary of Borrower of Debt of Borrower or any Restricted Subsidiary of Borrower.

         “Restricted Payment Limit” means as of any date (the “measurement date”) on and after the date of delivery to Banks of Borrower’s consolidated financial statements required by Section 9.1(a) for the Fiscal Year ending December 31, 2002, the sum of (i) $25,000,000, plus (ii) an amount equal to twenty percent (20%) of Borrower’s Consolidated Free Cash Flow for the period commencing January 1, 2003 and ending on the last day of the Fiscal Quarter most recently ended as of the measurement date for which Borrower’s consolidated financial statements required by Section 9.1(b) (in the case of the first three quarters of each Fiscal Year, and Section 9.1(a) in the case of the fourth Fiscal Quarter of each Fiscal Year) have been delivered to Banks, plus (iii) an amount equal to the net proceeds received by Borrower from and after January 1, 2003 from any issuance by Borrower of its common equity securities.

         “Restricted Subsidiary” means, as of the date hereof, SWAT, PBNR and POC. “Restricted Subsidiary” shall also refer to any other Subsidiary of Borrower which Required Banks and Borrower hereafter, in their sole discretion, designate as a “Restricted Subsidiary;” provided, that, no Subsidiary of Borrower will be a Restricted Subsidiary unless (a) one hundred percent (100%) of its issued and outstanding capital stock has been pledged to Administrative Agent to secure the Obligations pursuant to a Restricted Subsidiary Pledge Agreement, and (b) it has executed a Restricted Subsidiary Guaranty.

         “Restricted Subsidiary Guaranty” means a Guaranty in the form of Exhibit C attached hereto to be executed by each Restricted Subsidiary of Borrower pursuant to which such Restricted Subsidiary shall guarantee payment and performance of the Obligations.

         “Restricted Subsidiary Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit B attached hereto to be executed by Borrower or a Restricted Subsidiary pursuant to which Borrower or such Restricted Subsidiary pledges the issued and outstanding capital stock of each Restricted Subsidiary owned by Borrower or such Restricted Subsidiary of every class to Administrative Agent to secure the Obligations.

         “Rollover Notice” has the meaning given such term in Section 3.5(c).

         “Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

         “Section” refers to a “section” or “subsection” of this Agreement unless specifically indicated otherwise.

         “Sole Lead Arranger” means BOCM in its capacity as sole lead arranger for the credit facility hereunder or any successor thereto.

         “Special Determination” means any Determination of the Borrowing Base pursuant to Section 5.3.

         “Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

         “SWAT” means SOCO Wattenberg Corporation, a Delaware corporation, which is a wholly owned Subsidiary of Borrower.

          “Syndication Agent” means Wachovia Bank, National Association or Wells Fargo Bank, N.A., in its capacity as Syndication Agent for Banks hereunder or any successor thereto, and “Syndication Agents” means Wachovia Bank, National Association and Wells Fargo Bank, N.A., collectively, in their capacities as Syndication Agents for Banks hereunder.

         “Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by law or any federal, state or local governmental agency. “Tax” means any one of the foregoing.

         “Termination Date” means January 28, 2007.

         “Total Commitment” means the aggregate of all Banks’ Commitments as reduced or increased from time to time pursuant to the terms hereof; provided, that, the Total Commitment shall never exceed the lesser of (i) the Borrowing Base then in effect, or (ii) the Maximum Total Commitment Amount.

         “Tranche” means an Adjusted Base Rate Tranche or a Eurodollar Tranche and “Tranches” means Adjusted Base Rate Tranches or Eurodollar Tranches or any combination thereof.

         “Transferee” has the meaning given such term in Section 15.10(d) hereof.

         “Type” means with reference to a Tranche, the characterization of such Tranche as an Adjusted Base Rate Tranche or a Eurodollar Tranche based on the method by which the accrual of interest on such Tranche is calculated.

         “Unrestricted Subsidiary” means any Subsidiary of Borrower which is not a Restricted Subsidiary.

         SECTION 2.2         Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Banks except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Section 9.1(a) and Section 9.1(b); provided that, unless Borrower and Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article XI are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

         SECTION 2.3         Petroleum Terms. As and to the extent used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

         SECTION 2.4         Money. Unless expressly stipulated otherwise, all references herein to “dollars,” “money,” “funds,” “payments,” “prepayments” or similar financial or monetary terms, are references to currency of the United States of America.

ARTICLE III
THE CREDIT FACILITIES

         SECTION 3.1         Commitment.

                  (a)         Each Bank severally agrees, subject to Section 3.1(c), Section 7.1 and Section 7.2 and the other terms and conditions set forth in this Agreement, to lend to Borrower from time to time during the Credit Period amounts not to exceed in the aggregate at any one time outstanding, the amount of such Bank’s Commitment reduced by an amount equal to such Bank’s Letter of Credit Exposure. Each Borrowing shall (i) be in an aggregate principal amount of $500,000 or any larger integral multiple of $500,000 (except that any Adjusted Base Rate Borrowing may be in an amount equal to the Availability (prior to giving effect to any such Adjusted Base Rate Borrowing) at such time), and (ii) be made from each Bank ratably in accordance with its respective Commitment Percentage. Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may borrow under this Section 3.1(a), repay amounts borrowed under this Section 3.1(a) and request new Borrowings under this Section 3.1(a). The Total Commitment as of the Closing Date is the Initial Total Commitment and Administrative Agent has notified Borrower of the Required Reserve Value for such Initial Total Commitment.

                  (b)         Administrative Agent, or such Bank designated by Administrative Agent which (without obligation to do so) consents to the same (“Letter of Credit Issuer”), will issue Letters of Credit, from time to time prior to the date which is five (5) Domestic Business Days prior to the Termination Date, upon request by Borrower, for the account of Borrower or any Restricted Subsidiary designated by Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure then existing, and (B) the amount of the requested Letter of Credit does not exceed $10,000,000, and (ii) Borrower would be entitled to a Borrowing under Section 3.1(a) and Section 3.1(c) in the amount of the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower (and any Restricted Subsidiary of Borrower for whose account such Letter of Credit is being issued) shall execute and deliver to Letter of Credit Issuer, Letter of Credit Issuer’s customary letter of credit application. Each Letter of Credit shall be in form and substance acceptable to Letter of Credit Issuer. No Letter of Credit shall have an expiration date later than the earlier of (i) the Termination Date, or (ii) one (1) year from the date of issuance. Upon the date of issuance of a Letter of Credit, Letter of Credit Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Letter of Credit Issuer, a non-recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank’s Commitment Percentage of such Letter of Credit and Letter of Credit Exposure. Upon request of any Bank, but not less often than quarterly, Administrative Agent shall provide notice to each Bank by telephone, teletransmission or telex setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the Letter of Credit Issuer, beneficiary and expiration date of each such Letter of Credit, each Bank’s participation percentage of each such Letter of Credit and the actual dollar amount of each Bank’s participation held by Letter of Credit Issuer(s) thereof for such Bank’s account and risk. If any Letter of Credit is presented for payment by the beneficiary thereof, Administrative Agent shall cause an Adjusted Base Rate Borrowing to be made from each Bank participating in such Letter of Credit and Letter of Credit Exposure to reimburse Letter of Credit Issuer for the payment under the Letter of Credit, whether or not Borrower would then be entitled to a Borrowing pursuant to the terms hereof, and each Bank which participated in such Letter of Credit and Letter of Credit Exposure shall be obligated to lend its Commitment Percentage of such Adjusted Base Rate Borrowing. At the time of issuance of each Letter of Credit, Borrower shall pay to Administrative Agent in respect of such Letter of Credit (a) the applicable Letter of Credit Fee, and (b) the applicable Letter of Credit Fronting Fee. Administrative Agent shall distribute the Letter of Credit Fee payable upon the issuance of each Letter of Credit to Banks in accordance with their respective Commitment Percentages, and Administrative Agent shall distribute the Letter of Credit Fronting Fee to the Letter of Credit Issuer which issued such Letter of Credit for its own account. Any (y) material amendment or modification, or (z) renewal or extension of any Letter of Credit shall be deemed to be the issuance of a new Letter of Credit for purposes of this Section 3.1(b). Notwithstanding anything to the contrary contained herein, Borrower shall pay to Administrative Agent in connection with the issuance of each Letter of Credit and/or any amendment or modification of any nature to any existing Letter of Credit, Administrative Agent’s usual and customary fees for the issuance of, amendments or modifications to, and processing of, Letters of Credit.

         Upon the occurrence of an Event of Default, and also on the date which is five (5) Domestic Business Days prior to the Termination Date, Borrower shall, on the next succeeding Domestic Business Day, deposit with Administrative Agent such funds as Administrative Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks. Any funds so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the outstanding Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver such security agreements in form and substance satisfactory to Administrative Agent which it may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such funds to satisfy such drafts or demands. When all Letters of Credit have expired and the Obligations have been repaid in full (and the Commitments of all Banks have terminated) or such Event of Default has been cured to the satisfaction of Required Banks, Administrative Agent shall release to Borrower any remaining funds deposited under this Section 3.1(b). Whenever Borrower is required to make deposits under this Section 3.1(b) and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower, and of its Restricted Subsidiaries, any guarantor, or any other Person liable for all or any part of the Obligations.

         Notwithstanding anything to the contrary contained herein, Borrower hereby unconditionally agrees to reimburse each Letter of Credit Issuer immediately upon demand by such Letter of Credit Issuer, and in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it. Payment shall be made by Borrower with interest on the amount so paid or disbursed by Letter of Credit Issuer from and including the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (i) the Maximum Lawful Rate, or (ii) the Default Rate. The obligations of Borrower under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrower, and until all other Obligations shall have been paid in full.

                  (c)         No Bank will be obligated to lend to Borrower under this Section 3.1 or incur Letter of Credit Exposure, and Borrower shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder (i) during the existence of any Borrowing Base Deficiency, or (ii) in an amount which would cause a Borrowing Base Deficiency. Nothing in this Section 3.1(c) shall be deemed to limit any Bank’s obligation to fund its ratable share of Adjusted Base Rate Borrowings with respect to its participation in Letters of Credit made as a result of any drawing under any Letter of Credit.

         SECTION 3.2         Method of Borrowing.

                  (a)         In order to request any Borrowing hereunder, Borrower shall hand deliver, telex or telecopy to Administrative Agent a duly completed Request for Borrowing (herein so called) prior to 12:00 noon (Chicago, Illinois time), (i) at least one (1) Domestic Business Day before the Borrowing Date specified for a proposed Adjusted Base Rate Borrowing, and (ii) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing. Each such Request for Borrowing shall be substantially in the form of Exhibit D hereto, and shall specify:

(i) whether such Borrowing is to be an Adjusted Base Rate Borrowing or a Eurodollar Borrowing;

(ii) the Borrowing Date of such Borrowing, which shall be a Domestic Business Day in the case of an Adjusted Base Rate Borrowing, or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

(iii) the aggregate amount of such Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                  (b)         Upon receipt of a Request for Borrowing described in Section 3.2(a) above, Administrative Agent shall promptly notify each Bank of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower.

                  (c)         Not later than 12:00 noon (Chicago, Illinois time) on the date of each Borrowing, each Bank shall make available its Commitment Percentage of such Borrowing, in Federal or other funds immediately available in Chicago, Illinois to Administrative Agent at its address set forth on Schedule 2.1 hereto. Notwithstanding the foregoing, if Borrower delivers to Administrative Agent a Request for Borrowing prior to 10:00 a.m. (Chicago, Illinois time) on a

Domestic Business Day requesting an Adjusted Base Rate Borrowing on such day, each Bank shall use its best efforts to make available to Administrative Agent its Commitment Percentage of such Borrowing by 1:00 p.m. (Chicago, Illinois time) on the same day. Unless Administrative Agent determines that any applicable condition specified in Section 7.2 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent’s aforesaid address.

         SECTION 3.3         Method of Requesting Letters of Credit.

                  (a)         In order to request any Letter of Credit hereunder, Borrower shall hand deliver, telex or telecopy to Administrative Agent a duly completed Request for Letter of Credit (herein so called) prior to 12:00 noon (Chicago, Illinois time) at least three (3) Domestic Business Days before the date specified for issuance of such Letter of Credit. Each Request for Letter of Credit shall be substantially in the form of Exhibit E hereto, shall be accompanied by the applicable Letter of Credit Issuer’s duly completed and executed letter of credit application and agreement and shall specify:

(i) the requested date for issuance of such Letter of Credit;

(ii) the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available; and

(iii) the purpose of such Letter of Credit.

                  (b)         Upon receipt of a Request for Letter of Credit described in Section 3.3(a) above, Administrative Agent shall promptly notify each Bank and the proposed Letter of Credit Issuer of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.

                  (c)         No later than 12:00 noon (Chicago, Illinois time) on the date each Letter of Credit is requested, unless Administrative Agent or the applicable Letter of Credit Issuer determines that any applicable condition precedent set forth in Section 7.2 hereof has not been satisfied, the applicable Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.

         SECTION 3.4         Notes. Each Bank’s Commitment Percentage of the Loan shall be evidenced by a single Note payable to the order of such Bank in an amount equal to such Bank’s Commitment Percentage of the Maximum Total Commitment Amount.

         SECTION 3.5         Interest Rates; Payments.

                  (a)         The principal amount of the Loan outstanding from day to day which is the subject of an Adjusted Base Rate Tranche shall bear interest at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Base Rate in effect from day to day; providedthat, in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the principal of the Loan subject to an Adjusted Base Rate Tranche shall be payable as it accrues on each Quarterly Date and on the Termination Date.

                   (b)         The principal amount of the Loan outstanding from day to day which is the subject of a Eurodollar Tranche shall bear interest for the Interest Period applicable thereto at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted Eurodollar Rate; provided, that, in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the principal of the Loan subject to a Eurodollar Tranche having an Interest Period of one (1), two (2) or three (3) months shall be payable on the last day of the Interest Period applicable thereto. Interest on any portion of the principal of the Loan subject to a Eurodollar Tranche having an Interest Period of six (6) months shall be payable on the last day of the Interest Period applicable thereto and on each Quarterly Date during such Interest Period.

                  (c)         So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 3.5, Borrower shall have the option of having all or any portion of the principal outstanding under the Loan borrowed by it be the subject of an Adjusted Base Rate Tranche or one (1) or more Eurodollar Tranches, which shall bear interest at rates based upon the Adjusted Base Rate and the Adjusted Eurodollar Rate, respectively (each such option is referred to herein as an “Interest Option”); provided, that, each Eurodollar Tranche shall be in a minimum amount of $500,000 and shall be in an amount which is an integral multiple of $500,000. Each change in an Interest Option made pursuant to this Section 3.5(c) shall be deemed both a payment in full of the portion of the principal of the Loan which was the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche from which such change was made and a Borrowing (notwithstanding that the unpaid principal amount of the Loan is not changed thereby) of the portion of the principal of the Loan which is the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche into which such change was made. Prior to the termination of each Interest Period with respect to each Eurodollar Tranche, Borrower shall give written notice (a “Rollover Notice”) in the form of Exhibit F attached hereto to Administrative Agent of the Interest Option which shall be applicable to such portion of the principal of the Loan upon the expiration of such Interest Period. Such Rollover Notice shall be given to Administrative Agent at least one (1) Domestic Business Day, in the case of an Adjusted Base Rate Tranche selection, and three (3) Eurodollar Business Days, in the case of a Eurodollar Tranche selection, prior to the termination of the Interest Period then expiring. If Borrower shall specify a Eurodollar Tranche, such Rollover Notice shall also specify the length of the succeeding Interest Period (subject to the provisions of the definitions of such term), selected by Borrower. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent. If the required Rollover Notice shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of the Loan subject to the Interest Period then expiring be the subject of an Adjusted Base Rate Tranche upon the expiration of such Interest Period and Borrower will be deemed to have given Administrative Agent notice of such election. Subject to the limitations set forth in this Section 3.5(c) on the minimum amount of Eurodollar Tranches, Borrower shall have the right to convert each Adjusted Base Rate Tranche to a Eurodollar Tranche by giving Administrative Agent a Rollover Notice of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such conversion (a “Conversion Date”). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 3.5 to the contrary, no portion of the principal of the Loan which is the subject of an Adjusted Base Rate Tranche may be converted to a Eurodollar Tranche and no Eurodollar Tranche may be continued as such when any Default or Event of Default has occurred and is continuing, but each such Tranche shall be automatically converted to an Adjusted Base Rate Tranche on the last day of each applicable Interest Period. In no event shall more than four (4) Interest Options be in effect with respect to the Loan at any time.

                  (d)         Notwithstanding anything to the contrary set forth in Section 3.5(a) or Section 3.5(b) above, all overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (a) the Default Rate, and (b) the Maximum Lawful Rate.

                  (e)         Administrative Agent shall determine each interest rate applicable to the Loan in accordance with the terms hereof. Administrative Agent shall promptly notify Borrower and Banks by telex, telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                  (f)         Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Adjusted Base Rate or the Eurodollar Rate hereunder (the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.

                  (g)         Interest payable on the principal of any portion of the Loan subject to a Eurodollar Tranche shall be computed based on the number of actual days elapsed assuming that each calendar year consisted of 360 days. Interest payable on the principal of any portion of the Loan subject to an Adjusted Base Rate Tranche shall be computed based on the number of actual days elapsed and based on the actual number of days in the calendar year for which accrued interest is being computed.

                  (h)         Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Bank, the then unpaid principal amount of the Loan owing to each Bank on the Termination Date (or on such earlier date on which the Loan becomes due and payable pursuant to Article XII). Borrower hereby further unconditionally agrees to pay interest on the unpaid principal amount of the Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in this Section 3.5.

         SECTION 3.6         Mandatory Prepayments. Upon the occurrence of any Borrowing Base Deficiency, Borrower shall make the mandatory prepayments of the Loan required by Section 5.4 hereof.

         SECTION 3.7         Voluntary Prepayments. Borrower may, subject to Section 14.5 and the other provisions of this Agreement, prepay the principal of the Loan in whole or in part. Any partial prepayment shall be in a minimum amount of $500,000 and shall be in an integral multiple of $500,000.

         SECTION 3.8         Mandatory Termination of Commitments; Termination Date and Maturity. The Commitment of each Bank shall terminate on the Termination Date (or on such earlier date on which such Commitments are terminated pursuant to Article XII). The outstanding principal balance of the Loan, all accrued but unpaid interest thereon, all accrued but unpaid fees hereunder and under the other Loan Papers, and all other Obligations shall be due and payable in full on the Termination Date (or on such earlier date on which the Loan becomes due and payable pursuant to Article XII).

         SECTION 3.9         Voluntary Reduction of Total Commitment. Borrower may, once during each period between Periodic Determinations, by notice to Administrative Agent not less than three (3) Domestic Business Day prior to the effective date of any such reduction, reduce the Total Commitment (and thereby reduce the Commitment of each Bank ratably in accordance with such Bank’s Commitment Percentage) in amounts not less than $10,000,000 or any larger multiple of $5,000,000. On the effective date of any such reduction in the Total Commitment, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Loan in an amount sufficient to cause the Outstanding Credit to be equal to or less than the Total Commitment as thereby reduced. Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the Total Commitment (a) if, as a result of such reduction, Borrower would be required to prepay all or any portion of the principal amount of any Eurodollar Tranche prior to the last day of the Interest Period applicable thereto, or (b) to an amount less than the aggregate Letter of Credit Exposure of all Banks.

         SECTION 3.10         Voluntary Increase of Total Commitment. So long as no Default or Event of Default has occurred and is continuing, Borrower shall have the right to increase the Total Commitment by increasing the existing Commitments and/or obtaining additional Commitments (the amount of such increase is herein called the “Increase”), either from (a) one or more of the Banks, or (b) another financial institution provided that (i) Borrower shall have notified Administrative Agent in writing of the amount of the Increase and Administrative Agent shall have notified Borrower and Banks of the Required Reserve Value for the Total Commitment as increased by the Increase, (ii) each Bank shall have had the option to increase its Commitment up to its pro rata share (such pro rata share to be computed prior to the addition of any new Bank under the terms of this Section 3.10 and Section 15.10(f) hereof) of the Increase within ten (10) days following receipt of notice from Administrative Agent pursuant to clause (i) above, (iii) Administrative Agent shall have approved any new Bank, (iv) any such new Bank shall have assumed all of the rights and obligations of a “Bank” hereunder, (v) the procedure described in Section 15.10(f) shall have been complied with, (vi) first and prior Liens (subject only to Permitted Encumbrances) shall have been created by Mortgages in favor of Administrative Agent encumbering the Minimum Value of the oil and gas properties owned by Borrower and its Restricted Subsidiaries after giving effect to the Increase and based upon the new Required Reserve Value as described in clause (i) above, and (vii) after giving effect to the Increase, the Total Commitment shall not exceed the Borrowing Base then in effect.

         SECTION 3.11         Application of Payments. Each repayment pursuant to Section 3.6, Section 3.7, Section 3.8, Section 3.9 and Section 5.4 shall be made together with accrued interest to the date of payment, and shall be applied to payment of the Loan in accordance with Section 4.2 and the other provisions of this Agreement.

         SECTION 3.12         Commitment Fee. On the Termination Date and on each Quarterly Date prior to the Termination Date, commencing on March 31, 2003, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank, a commitment fee equal to the Commitment Fee Percentage (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days) of the average daily Availability for the Fiscal Quarter (or portion thereof) ending on such date.

         SECTION 3.13         Agency and Other Fees. Borrower shall pay to Administrative Agent and its Affiliates such fees and other amounts as Borrower shall be required to pay to Administrative Agent and its Affiliates from time to time pursuant to any separate agreement between Borrower and Administrative Agent or any of its Affiliates setting forth the compensation to be paid to Administrative Agent and its Affiliates in consideration for acting as Administrative Agent hereunder and for providing other services in connection with the credit facilities provided pursuant hereto. Such fees and other amounts shall be retained by Administrative Agent and its Affiliates, and no Bank (other than Administrative Agent) shall have any interest therein.

ARTICLE IV
GENERAL PROVISIONS

         SECTION 4.1         Delivery and Endorsement of Notes. On or before the Closing Date, Administrative Agent shall deliver to each Bank the Note payable to such Bank. Each Bank may endorse (and prior to any transfer of its Note shall endorse) on the schedule attached to its Note appropriate notations to evidence the date and amount of each advance of funds made by it in respect of any Borrowing, the Interest Period applicable thereto, and the date and amount of each payment of principal received by such Bank with respect to the Loan; provided, that, the failure by any Bank to so endorse its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Notes together with interest thereon. Each Bank is hereby irrevocably authorized by Borrower to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as required.

         SECTION 4.2         General Provisions as to Payments.

                  (a)         Borrower shall make each payment of principal of, and interest on, the Loan and all fees payable by Borrower hereunder not later than 12:00 noon (Chicago, Illinois time) on the date when due, in Federal or other funds immediately available in Chicago, Illinois, to Administrative Agent at its address set forth on Schedule 2.1 hereto. Administrative Agent will promptly (and if such payment is received by Administrative Agent by 10:00 a.m. (Chicago, Illinois time), and otherwise if reasonably possible, on the same Domestic Business Day) distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks. Whenever any payment of principal of, or interest on, that portion of the Loan subject to an Adjusted Base Rate Tranche or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day (subject to the definition of Interest Period). Whenever any payment of principal of, or interest on, that portion of the Loan subject to a Eurodollar Tranche shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower’s account or accounts with Administrative Agent any amount then due by Borrower.

                  (b)         Prior to the occurrence of an Event of Default, all principal payments received by Banks with respect to the Loan shall be applied first to Eurodollar Tranches outstanding under the Loan with Interest Periods ending on the date of such payment, then to the Adjusted Base Rate Tranches outstanding under the Loan, and then to Eurodollar Tranches outstanding under the Loan next maturing until such principal payment is fully applied.

                  (c)         After the occurrence of an Event of Default, all amounts collected or received by Administrative Agent or any Bank from Borrower and its Restricted Subsidiaries or in respect of any of the assets of Borrower or any of its Restricted Subsidiaries shall be applied first to the payment of all proper costs incurred by Administrative Agent in connection with the collection thereof (including reasonable expenses and disbursements of counsel to Administrative Agent), second to the payment of all proper costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of counsel to Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of Borrower or any of its Restricted Subsidiaries under any of the Loan Papers, fourth to the payment of any unpaid fees required pursuant to Section 3.13, fifth to the payment of any unpaid fees required pursuant to Section 3.1(b) and Section 3.12, sixth to each Bank pro rata for application to the Obligations owing to it, and seventh to establish the deposits required by Section 3.1(b) if any. All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Loan pursuant to this Section 4.2(c) shall be applied by such Bank in the manner provided in Section 4.2(b).

ARTICLE V
BORROWING BASE

         SECTION 5.1         Reserve and Related Asset Report; Proposed Borrowing Base. The aggregate amount of credit available to Borrower under this Agreement shall be limited by a Borrowing Base (herein so called) which shall be determined by Banks at the times and in accordance with the standards and procedures set forth in this Article V. As soon as available and in any event by March 31 and August 31 of each year commencing March 31, 2003, Borrower shall deliver to each Bank a Reserve Report and Related Asset Report prepared as of the immediately preceding December 31 and June 30, respectively; provided, that Borrower shall not be required to deliver a Related Asset Report unless Borrower intends to request Administrative Agent and Banks to take the value of Related Assets into account for purposes of establishing the Borrowing Base. On or before each April 10 and October 10 of each year commencing April 10, 2003, Borrower shall notify each Bank of the Borrowing Base that Borrower requests for the period commencing on the next Determination Date.

         SECTION 5.2         Periodic Determination of Borrowing Base. Based in part on the Reserve Reports and Related Asset Reports delivered pursuant to Section 5.1, Administrative Agent shall, not later than ten (10) days prior to each Determination Date commencing with the Determination Date falling on May 1, 2003 (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Banks), submit a proposed Borrowing Base to become effective on such Determination Date to Banks for their approval. In the event Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, fail to promptly approve such proposed Borrowing Base, Administrative Agent shall propose one or more alternative Borrowing Bases to Banks and shall consult with Banks regarding the proposed Borrowing Base until such time as Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, approve a Borrowing Base proposed by Administrative Agent. Promptly upon the approval by Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base to become effective on a Determination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Banks), Administrative Agent shall provide written notice to Borrower of the amount of such Borrowing Base and the Required Reserve Value for the Total Commitment then in effect. In the event Administrative Agent and Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, fail to approve a Borrowing Base (and notify Borrower of the amount thereof) on or prior to any applicable Determination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to Banks), the Borrowing Base (and the Required Reserve Value) in effect prior to such Determination Date shall remain in effect thereafter until such time as Administrative Agent and Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base (which shall each become effective immediately upon notice to Borrower from Administrative Agent setting forth the amount thereof). Any determination of a proposed Borrowing Base and/or the Required Reserve Value by Administrative Agent and any decision by Banks regarding the approval or disapproval of any Borrowing Base shall be made by Administrative Agent and Banks in their sole discretion in accordance with their respective standards for oil and gas loans, which may vary between Administrative Agent and Banks and from Bank to Bank. Without limiting the right of Administrative Agent to propose the amount of any Borrowing Base (or determine the amount of any Required Reserve Value) or the right of Banks to approve or disapprove such proposed Borrowing Base in their sole discretion, Borrower acknowledges and agrees that subject to Administrative Agent’s and Banks’ consistent application of their respective standards for similar loans, Administrative Agent and Banks (i) may make such assumptions regarding appropriate existing and projected pricing for hydrocarbons as they deem appropriate in their sole discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of hydrocarbons from oil and gas properties and Related Assets owned by Borrower and its Restricted Subsidiaries as they deem appropriate in their sole discretion, (iii) may consider the projected cash requirements of Borrower and its Subsidiaries, including, without limitation, debt service and lease obligations of Borrower and its Subsidiaries, (iv) will not consider any asset other than oil and gas reserves and Related Assets, (v) will not consider any asset owned by an entity other than Borrower and its Restricted Subsidiaries, and (vi) may make such other assumptions, considerations and exclusions as each Bank deems appropriate in the exercise of its sole discretion.

          SECTION 5.3         Special Determination of Borrowing Base. In addition to the redeterminations of the Borrowing Base pursuant to Section 5.2, Borrower and Required Banks may each request a Special Determination of the Borrowing Base once in each Fiscal Year. In the event Required Banks request such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower, and Borrower shall, within ten (10) days following the date of such request, deliver to Banks a Related Asset Report and a Reserve Report prepared as of the last day of the calendar month preceding the date of such request. In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Banks which shall include (i) a Related Asset Report and a Reserve Report prepared as of a date not more than thirty (30) days prior to the date of such request, and (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination. Upon receipt of such Reserve Report and Related Asset Report, Administrative Agent shall, subject to approval of Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in Section 5.2 which Borrowing Base shall become effective on the Determination Date applicable to such Special Determination (or as soon thereafter as Administrative Agent and Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

          SECTION 5.4         Borrowing Base Deficiency. If a Borrowing Base Deficiency exists at any time, Borrower shall, within ninety (90) days following the date such Borrowing Base Deficiency first occurs, at its option, either (a) make a prepayment of principal on the Loan in an amount sufficient to eliminate such Borrowing Base Deficiency, and if such Borrowing Base Deficiency cannot be eliminated by prepaying the Loan in full (as a result of outstanding Letter of Credit Exposure), Borrower shall also deposit with Administrative Agent sufficient funds to be held by Administrative Agent as security for outstanding Letter of Credit Exposure in the manner contemplated by Section 3.1(b) as necessary to eliminate such Borrowing Base Deficiency, (b) submit additional oil and gas properties owned by Borrower and its Restricted Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Required Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (c) take such other action as Administrative Agent and Required Banks shall deem appropriate in their sole discretion to eliminate such Borrowing Base Deficiency.

          SECTION 5.5         Initial Borrowing Base. Notwithstanding anything contained herein to the contrary, the Borrowing Base in effect during the period from the Closing Date until the date of the first Special or Periodic Determination after the Closing Date shall be the Initial Borrowing Base.

ARTICLE VI
COLLATERAL AND GUARANTEES

          SECTION 6.1         Collateral.

                  (a)         The Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering (i) the Minimum Value of the oil and gas properties owned by Borrower and its Restricted Subsidiaries, (ii) all Related Assets (to the extent Borrower has requested that the value of such Related Assets be taken into account by Administrative Agent and Required Banks for purposes of establishing the Borrowing Base), and (iii) one hundred percent (100%) of the issued and outstanding Equity of each Restricted Subsidiary of Borrower. On the Closing Date, Borrower shall (A) deliver to Administrative Agent for the ratable benefit of each Bank, Mortgages and Assignment and Amendments to Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and/or its Restricted Subsidiaries, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 and UCC-3 financing statements (each duly authorized and executed, as applicable) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in the oil and gas properties and other interests of Borrower and its Restricted Subsidiaries required by this Section 6.1(a), (B) execute and deliver to Administrative Agent (1) a Restricted Subsidiary Pledge Agreement, and (2) such UCC-1 and UCC-3 financing statements as Administrative Agent shall request to fully evidence and perfect the Liens created by such Restricted Subsidiary Pledge Agreement, and (C) deliver to Administrative Agent (to the extent not previously delivered pursuant to the terms of the Existing Chase Credit Agreement) the certificate(s) evidencing the issued and outstanding Equity of SWAT, PBNR and POC, duly endorsed or accompanied by appropriate blank stock powers. Borrower hereby authorizes Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments and/or continuation statements as necessary from time to time (in Administrative Agent’s sole discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Papers.

                  (b)         On or before each Determination Date after the Closing Date, prior to each Increase, and at such other times as Administrative Agent or Required Banks shall request, Borrower and its Restricted Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Restricted Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 6.1(a) preceding with respect to the Minimum Value of all oil and gas properties and Related Assets acquired by Borrower and its Restricted Subsidiaries subsequent to the last date on which Borrower or any such Restricted Subsidiary was required to execute and deliver Mortgages pursuant to this Section 6.1(b), or which, for any other reason are not the subject of valid, enforceable, perfected first priority Liens (subject only to Permitted Encumbrances) in favor of Administrative Agent for the ratable benefit of Banks.

                  (c)         At any time Borrower or any of its Subsidiaries is required to execute and deliver Mortgages and/or Assignments and Amendments to Mortgages to Administrative Agent pursuant to this Section 6.1, Borrower shall also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions, and in each case addressed to Administrative Agent) and other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (i) Borrower’s or such Subsidiary’s title to the Minimum Value of the oil and gas properties which are subject to such Mortgages, and (ii) the validity, perfection and priority of the Liens created by such Mortgages (as amended by the Assignments and

Amendments to Mortgages, as applicable) and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.

                  (d)         To the extent required by the terms of Section 6.1(a)(iii), Borrower or any Restricted Subsidiary (as applicable) shall execute and deliver to Administrative Agent a Restricted Subsidiary Pledge Agreement together with (i) all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity of any such Restricted Subsidiary of every class owned by Borrower or such Restricted Subsidiary (as applicable) which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and (ii) such UCC-1 financing statements as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 6.1(a)(iii) in the issued and outstanding Equity of each such Restricted Subsidiary.

          SECTION 6.2         Guarantees.     Payment and performance of the Obligations shall be fully guaranteed by each Restricted Subsidiary of Borrower pursuant to a Restricted Subsidiary Guarantee. On the Closing Date, Borrower shall deliver to Administrative Agent Restricted Subsidiary Guarantees duly authorized and executed by SWAT, PBNR and POC.

ARTICLE VII
CONDITIONS TO BORROWINGS

          SECTION 7.1         Restatement of Existing Chase Credit Agreement/Conditions to Initial Extension of Credit. Borrower hereby acknowledges that Administrative Agent and each Bank have relied on the documents, instruments, agreements and actions referred to in this Article VII in amending and restating the Existing Chase Credit Agreement on the terms set forth herein, and but for Borrower’s execution and/or delivery and/or performance (as applicable) of the documents, instruments, agreements, conditions and obligations referred to in this Article VII, Banks and Agents would not have amended and restated the Existing Chase Credit Agreement on the terms set forth herein. The obligation of each Bank to loan its Commitment Percentage of the initial Borrowing hereunder, and the obligation of Administrative Agent to issue (or cause another Bank to issue), the initial Letter of Credit issued hereunder is subject to the satisfaction of each of the following conditions:

                  (a)         Closing Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Administrative Agent and Required Banks and each of which shall, unless otherwise indicated, be dated the date hereof:

(i) a Note payable to the order of each Bank, each in the amount of such Bank’s Commitment Percentage of the Maximum Total Commitment Amount, duly executed by Borrower;

(ii) the Mortgages and Assignments and Amendments to Mortgages to be executed on the Closing Date pursuant to Section 6.1(a), duly executed and delivered by Borrower and each Restricted Subsidiary (as applicable), together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 and UCC-3 financing statements, in form and substance satisfactory to Administrative Agent;

(iii) Restricted Subsidiary Guarantees duly executed by SWAT, PBNR and POC;

(iv) a Restricted Subsidiary Pledge Agreement duly executed by Borrower together with (A) to the extent not previously delivered pursuant to the terms of the Existing Chase Credit Agreement, certificates evidencing one hundred percent of the issued and outstanding Equity of SWAT, PBNR and POC of every class (all certificates delivered pursuant to this Section 7.1(a)(iv) shall be duly endorsed or accompanied by duly executed blank stock powers), and (B) such financing statements executed by Borrower as Administrative Agent shall request to perfect the Liens granted pursuant to such Restricted Subsidiary Pledge Agreement;

(v) Certificates of Ownership Interests substantially in the form of Exhibit H, duly executed and delivered by an Authorized Officer of Borrower, SWAT, PBNR and/or POC, as applicable;

(vi) an opinion of Dorsey & Whitney, LLP, counsel for Borrower, favorably opining as to such matters as Administrative Agent or Required Banks may request;

(vii) a certificate dated the Closing Date executed by an Authorized Officer of Borrower stating that (A) the representations and warranties of Borrower contained in this Agreement and the other Loan Papers are true and correct in all respects, (B) no Default or Event of Default has occurred which is continuing, and (C) all conditions set forth in this Section 7.1 and Section 7.2 have been satisfied;

(viii) such resolutions, certificates and other documents relating to the existence of the Companies, the corporate authority for the execution, delivery and performance of this Agreement, the Notes, the Mortgages, the other Loan Papers, and certain other matters relevant hereto, in form and substance satisfactory to Administrative Agent, which resolutions, certificates and documents include resolutions of the directors of each of the Companies authorizing the execution, delivery and performance of the Loan Papers and certificates of incumbency for each Company;

(ix) such UCC-11 search reports as Administrative Agent shall require, prepared as of a date not more than twenty (20) days prior to the Closing Date, conducted in such jurisdictions and reflecting such names as Administrative Agent shall request;

(x) an opinion of Dorsey & Whitney, LLP, special Colorado counsel for Borrower dated the Closing Date, favorably opining as to the enforceability of the Mortgages and Assignments and Amendments to Mortgages in Colorado and otherwise in form and substance satisfactory to Administrative Agent and Banks;

(xi) an opinion of Spradling, Alpern & Gum, L.L.P., special Oklahoma counsel for Administrative Agent dated the Closing Date, favorably opining as to the enforceability of the Mortgages and Assignments and Amendments to Mortgages in Oklahoma and otherwise in form and substance satisfactory to Administrative Agent and Banks;

(xii) a report or reports in form, scope and detail acceptable to Administrative Agent from environmental engineering firms acceptable to Administrative Agent setting forth the results of a review of Borrower’s and its Restricted Subsidiaries’ (as applicable) oil and gas properties and operations, which report(s) shall not reflect the existence of facts or circumstances which would constitute a material violation of any Applicable Environmental Law or which are likely to result in a material liability to any Company; and

(xiii) certificates from Borrower’s insurance broker setting forth the insurance maintained by Borrower and its Subsidiaries, stating that such insurance is adequate and complies with the requirements of Section 9.6.

                  (b)         Closing Transactions. Subject only to the disbursement and application of the initial Borrowing, the Closing Transactions shall have occurred (or Administrative Agent shall be satisfied that such transactions will occur simultaneously therewith).

                  (c)         Title Review. Administrative Agent or its counsel shall have completed a review of title to the Minimum Value of the oil and gas properties of Borrower and its Restricted Subsidiaries and such review shall not have revealed any condition or circumstance which would reflect that the representations and warranties contained in Section 8.9 hereof are inaccurate in any respect.

                  (d)         No Material Adverse Change. In the sole discretion of each Bank, no material adverse change shall have occurred in the assets, liabilities, financial condition or prospects of any of the Companies.

                  (e)         No Legal Prohibition. The transactions contemplated by this Agreement and the other Loan Papers shall be permitted by applicable law and regulation and shall not subject Agents, any Bank, Borrower or any of its Subsidiaries to any material adverse change in their assets, liabilities, financial condition or prospects.

                  (f)         No Litigation. No litigation, arbitration or similar proceeding shall be pending which calls into question the validity or enforceability of this Agreement or the other Loan Papers.

                  (g)         Closing Fees. Borrower shall have paid to Administrative Agent any fees payable to Administrative Agent pursuant to Section 3.13, and shall have paid to Administrative Agent, for the benefit of each Bank, all upfront and other fees payable to such Bank prior to the initial Borrowing hereunder in connection with the transactions contemplated hereby.

                  (h)         Other Matters. All matters related to this Agreement, the other Loan Papers, the Closing Transactions, Borrower and its Subsidiaries shall be acceptable to Administrative Agent and each Bank in their sole discretion, and Borrower shall have delivered to Administrative Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Loan Papers, Borrower and its Subsidiaries as Administrative Agent or any Bank shall request.

         Upon the satisfaction of each of the conditions set forth in this Section 7.1, Borrower and Administrative Agent shall execute the Certificate of Effectiveness. Upon the execution and delivery of the Certificate of Effectiveness, the Existing Chase Credit Agreement shall automatically and completely be amended and restated on the terms set forth herein without necessity of any other action on the part of any Bank, any Agent or any Company. Until execution and delivery of the Certificate of Effectiveness, the Existing Chase Credit Agreement shall remain in full force and effect in accordance with its terms. Each Bank hereby authorizes Administrative Agent to execute the Certificate of Effectiveness on its behalf and acknowledges and agrees that the execution of the Certificate of Effectiveness by Administrative Agent shall be binding on each such Bank. Upon the satisfaction of each of the conditions set forth in this Section 7.1 and the execution and delivery of the Certificate of Effectiveness, this Agreement shall become effective as of the Closing Date.

          SECTION 7.2         Conditions to each Borrowing and each Letter of Credit. The obligation of each Bank to loan its Commitment Percentage of each Borrowing and the obligation of any Letter of Credit Issuer to issue Letters of Credit on the date any Letter of Credit is to be issued is subject to the further satisfaction of the following conditions:

                  (a)         timely receipt by Administrative Agent of a Request for Borrowing or Request for Letter(s) of Credit;

                  (b)         immediately before and after giving effect to such Borrowing or issuance of such Letter(s) of Credit, no Default or Event of Default shall have occurred and be continuing and neither such Borrowing nor the issuance of such Letter(s) of Credit shall cause a Default or Event of Default;

                  (c)         the representations and warranties of Borrower contained in this Agreement shall be true and correct on and as of the date of such Borrowing or the issuance of such Letter(s) of Credit;

                  (d)         the funding of such Borrowing or the issuance of such Letter(s) of Credit and all other Borrowings to be made and/or Letter(s) of Credit to be issued on the same day under this Agreement, shall not cause a Borrowing Base Deficiency; and

                  (e)         following the issuance of any Letter(s) of Credit, the aggregate Letter of Credit Exposure shall not exceed $10,000,000.

         Each Borrowing and the issuance of each Letter of Credit hereunder shall constitute a representation and warranty by Borrower that on the date of such Borrowing or issuance of such Letter of Credit the statements contained in subclauses (b), (c), (d) and (e) above are true.

          SECTION 7.3         Post-Closing Deliveries. Borrower shall deliver, or cause to be delivered, to Administrative Agent each document, instrument or agreement, and take each action, or cause to be taken each action, specified in Schedule 7.3 hereto, in each case on or before the date specified in such Schedule 7.3.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants that each of the following statements is true and correct on the date hereof, will be true and correct on the Closing Date after giving effect to the Closing Transactions, and will be true and correct on the occasion of each Borrowing and the issuance of each Letter of Credit:

          SECTION 8.1         Corporate Existence and Power. Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation in each jurisdiction where a failure to be so qualified could have a material adverse effect on its financial condition or operations.

          SECTION 8.2         Existence and Power (Other Companies). Each Company other than Borrower (a) is a corporation, limited liability company or partnership duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its state of incorporation or organization (as applicable), (b) has all corporate, limited liability company or partnership power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as foreign corporations, foreign limited liability companies or foreign partnerships (as applicable) in each jurisdiction where a failure to be so qualified could have a material adverse effect on their respective financial condition or operations.

          SECTION 8.3         Corporate, Limited Liability Company, Partnership and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement, the Notes, and the other Loan Papers by each Company purporting to execute the same are within such Company’s corporate, limited liability company or partnership powers (as applicable), when executed will be duly authorized by all necessary corporate, limited liability company or partnership action (as applicable), require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulations (including, without limitation, the Margin Regulations) or of the partnership agreement, articles of incorporation, certificate of incorporation, bylaws, regulations or other organizational documents (as applicable) of such Companies or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Company or result in the creation or imposition of any Lien on any asset of any such Company except Liens securing the Notes.

          SECTION 8.4         Binding Effect. This Agreement constitutes a valid and binding agreement of Borrower; the Notes and the other Loan Papers when executed and delivered in accordance with this Agreement, will then constitute valid and binding obligations of each Company executing the same; and each Loan Paper is enforceable against each Company executing the same in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

          SECTION 8.5         Financial Information.

                  (a)         The Current Financials fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of Borrower as of December 31, 2001 and September 30, 2002 and its consolidated results of operations and cash flows for the periods covered thereby.

                  (b)         There has been no material adverse change in the business, financial position, results of operations or prospects of any Company since (i) December 31, 2001 to the extent this representation and warranty is made or deemed to be made as of any date prior to the receipt by Banks of the financial statements for Borrower and its Subsidiaries required to be delivered by Borrower to Banks pursuant to Section 9.1(a) and Section 9.1(b) hereof, prepared as of the end of the first complete Fiscal Quarter following the Closing Date, or (ii) the date of the most recent financial statements delivered to Banks pursuant to Section 9.1(a) and Section 9.1(b) hereof to the extent this representation and warranty is made or deemed made as of any date after receipt by Banks of the financial statements prepared as of the end of the first complete Fiscal Quarter following the Closing Date required to be delivered by Borrower to Banks pursuant to Section 9.1(a) and Section 9.1(b) hereof.

          SECTION 8.6         Litigation. Except for matters disclosed in the Existing Chase Credit Agreement or arising after the date of this Agreement which are promptly disclosed in writing to Banks, there is no action, suit or proceeding pending against, or to the knowledge of Borrower, threatened against or affecting any Company before any court or arbitrator, any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of any Company or which could in any manner draw into question the validity of the Loan Papers.

          SECTION 8.7         ERISA. No Company is a party to or bound by, or at any time prior to the date hereof, has been a party to, or bound by, any Plan.

          SECTION 8.8         Taxes and Filing of Tax Returns. Except as disclosed on Schedule 8.8, each Company and its predecessors have filed all material tax returns required to have been filed and have paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable other than Taxes with respect to which a failure to pay would not have a material adverse effect on any Company. Except as disclosed on Schedule 8.8, Borrower does not know of any proposed material Tax assessment against any Company, and all Tax liabilities of each Company and its predecessors are adequately provided for. Except as disclosed on Schedule 8.8 and except as hereinafter disclosed in writing to Banks, no income tax liability of any Company or any of their respective predecessors or Subsidiaries has been asserted by the Internal Revenue Service for Taxes in excess of those already paid.

          SECTION 8.9         Title to Properties; Liens. Borrower and each of its Subsidiaries has good and valid title to all material assets purported to be owned by it subject only to Permitted Encumbrances. Without limiting the foregoing, (a) Borrower and its Restricted Subsidiaries have good and valid title to all oil and gas properties and all Related Assets owned by Borrower and its Restricted Subsidiaries which are included in the most recent Reserve Reports and Related Asset Reports provided to Banks (except for oil and gas properties disposed of in compliance with Section 10.5 to the extent this representation and warranty is made or deemed made after the Closing Date) and except for Permitted Encumbrances, and (b) the Companies have good and valid title to all material assets reflected in the Current Financials and any subsequent financial statements delivered to Banks pursuant to Section 9.1(a) and Section 9.1(b) hereof.

          SECTION 8.10         Business; Compliance. Each Company has performed and abided by all obligations required to be performed under each license, permit, order, authorization, grant, contract, agreement, or regulation to which any Company is a party or by which any Company or any of the assets of any Company are bound to the extent a failure to perform and abide by such obligations could have a material adverse effect on the assets, liabilities, financial condition, operations or prospects of such Company individually or the Companies taken as a whole; providedthat to the extent oil and gas properties owned by any Company are operated by operators other than a Company or an Affiliate of a Company, Borrower does not have any knowledge that any such obligation remains unperformed and the appropriate Person has diligently enforced all contractual obligations of such operators to insure performance.

          SECTION 8.11         Licenses, Permits, Etc. Each Company possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of tribunals, as are necessary to carry on its business as now being conducted except to the extent a failure to obtain any such item would not have a material adverse effect on such Company individually or on the Companies taken as a whole; provided that to the extent oil and gas properties owned by any Company are operated by operators other than a Company or an Affiliate of a Company, Borrower does not have any knowledge that possession of such items has not been obtained, and the appropriate Person has diligently enforced all contractual obligations of such operators to obtain such items.

          SECTION 8.12         Compliance with Law. The business and operations of each Company have been and are being conducted in accordance with all applicable laws, rules and regulations of all tribunals, other than laws, rules and regulations the violation of which could not (either individually or collectively) have a material adverse effect on any Company’s individual financial condition or operations or on the financial condition or operations of the Companies taken as a whole; provided that to the extent oil and gas properties owned by any Company are operated by operators other than a Company or an Affiliate of a Company, Borrower does not have any knowledge of non-compliance and the appropriate Person has diligently enforced all contractual obligations of such operators to insure compliance.

         S ECTION 8.13         Ownership Interests. The Reserve Reports and Related Asset Reports most recently provided to Banks accurately reflect, and all Reserve Reports and Related Asset Reports hereafter delivered pursuant to this Agreement will reflect, in all material respects, the ownership interests in the oil and gas properties and Related Assets referred to therein (including all before and after payout calculations).

          SECTION 8.14         Full Disclosure. All information heretofore furnished by any Company (or any other party on any Company’s behalf) to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Company or on behalf of any Company to any Agent or any Bank will be, true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Borrower has disclosed to Banks in writing any and all facts (other than facts of general public knowledge) which might reasonably be expected to materially and adversely affect or might affect (to the extent Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of any Company or the ability of Borrower or any Company to perform its obligations under this Agreement and the other Loan Papers.

          SECTION 8.15         Subsidiaries. Schedule 8.15 hereto accurately reflects (i) the name and jurisdiction of incorporation or organization of each Subsidiary of Borrower, (ii) each jurisdiction in which each Subsidiary of Borrower is qualified to transact business as a foreign corporation, partnership or limited liability company, (iii) the authorized, issued and outstanding Equity of each such Subsidiary, including, the record (and to Borrower’s knowledge, beneficial) owner of such Equity, and (iv) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase Equity of each Subsidiary of Borrower.

          SECTION 8.16         Obligations of Unrestricted Subsidiaries. Except as set forth on Schedule 8.16 hereto, neither Borrower nor any of its Restricted Subsidiaries has any obligation of any nature to any Unrestricted Subsidiary of Borrower.

          SECTION 8.17         Environmental Matters. No real or personal property owned or leased by any Company (including without limitation, oil and gas properties and Related Assets) and no operations conducted thereon, and to Borrower’s knowledge, no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which individually and in the aggregate will not have a material adverse effect on any Company individually or the Companies taken as a whole, nor is any such property or operation the subject of any existing, pending or, to Borrower’s knowledge, threatened action, suit, investigation, inquiry or preceding with respect to Applicable Environmental Laws which could, individually or in the aggregate, have a material adverse effect on Borrower and its Subsidiaries taken as a whole. All notices, permits, licenses, and similar authorizations, if any, required to be obtained or filed in connection with the ownership or operation of any and all real and personal property owned, leased or operated by any of the Companies, including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of hazardous substances, petroleums, or solid waste into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not have a material adverse effect on any Company individually or the Companies taken as a whole. To Borrower’s knowledge, all hazardous substances, if any, generated at any and all real and personal property owned, leased or operated by the Companies have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and any other

Applicable Environmental Laws. Except as disclosed in the Existing Chase Credit Agreement, there has been no release or threatened release of any quantity of any hazardous substances or petroleum on, to or from any real or personal property owned, leased, or operated by the Companies which was not in compliance with Applicable Environmental Laws other than releases which would not, individually or in the aggregate, have a material adverse effect on any Company individually or the Companies taken as a whole. Except as disclosed in the Existing Chase Credit Agreement, no Company has any contingent liability in connection with any release or threatened release of any hazardous substance, petroleum, or solid waste into the environment which could have a material adverse effect on any Company individually or the Companies taken as a whole.

          SECTION 8.18         Burdensome Obligations. Except as disclosed in writing to Banks prior to the date hereof, neither any Company nor the properties of any Company is subject to any law or regulation or subject to any restriction under the certificate or articles of incorporation, partnership agreement, regulations or other organizational documents of any Company or under any agreement or instrument to which any Company is a party or by which any of their respective properties may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a material adverse effect on the assets, liabilities, financial condition, operations or prospects of any Company individually or the Companies taken as a whole.

          SECTION 8.19         Government Regulations. No Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other law or regulation which regulates the incurring by it of Debt, including, but not limited to, laws relating to common carriers or the sale of electricity, gas, steam, water or other public utility services.

ARTICLE IX
AFFIRMATIVE COVENANTS

         Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

          SECTION 9.1         Information. Borrower will deliver, or cause to be delivered, to each Bank:

                  (a)         as soon as available and in any event within (i) ninety (90) days after the end of the Fiscal Year of Borrower ending December 31, 2002, (ii) seventy-five (75) days after the end of the Fiscal Year of Borrower ending December 31, 2003, and (iii) sixty (60) days after the end of each Fiscal Year of Borrower thereafter, consolidated balance sheets of Borrower as of the end of such Fiscal Year and the related consolidated statements of income and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported by Borrower in accordance with generally accepted accounting principles and audited by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing acceptable to Administrative Agent;

                   (b)         as soon as available and in any event within (i) forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of the Fiscal Year of Borrower ending December 31, 2003, (ii) forty (40) days after the end of each of the first three (3) Fiscal Quarters of the Fiscal year of Borrower ending December 31, 2004, and (iii) thirty-five (35) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Borrower thereafter, consolidated balance sheets of Borrower as of the end of such quarter and the related consolidated statements of income and cash flow for such quarter and for the portion of Borrower’s Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year. All financial statements delivered pursuant to this Section 9.1(b) shall be certified as to fairness of presentation, generally accepted accounting principles and consistency by a Financial Officer of Borrower;

                  (c)         simultaneously with the delivery of each set of financial statements referred to in Section 9.1(a) and Section 9.1(b), a Certificate of Principal Executive and Financial Officer of Borrower in the form of Exhibit L attached hereto, (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Article XI on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect the business and financial condition of Borrower as of the date of the delivery of such financial statements, and (iv) setting forth the other information described in Exhibit L hereto;

                  (d)         immediately upon any Authorized Officer of Borrower becoming aware of the occurrence of any Default, including, without limitation, a Default under Article XI, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

                  (e)         promptly upon the mailing thereof to the stockholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (f)         promptly upon the filing thereof, copies of all final registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), post effective amendments thereto and annual, quarterly or special reports which Borrower shall have filed with the Securities and Exchange Commission;

                  (g)         promptly notify Banks (i) of any material adverse change in the financial condition of Borrower or any of its Subsidiaries, or (ii) of the occurrence of any acceleration of the maturity of any Debt owing by Borrower or any of its Subsidiaries or any default under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default or acceleration might have a material adverse effect upon their financial condition;

                  (h)         promptly upon receipt of same, any notice or other information received by Borrower or any Subsidiary of Borrower indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to Borrower or any Subsidiary for fines, clean up or any other remediation obligations or any other liability in excess of $1,000,000 in the aggregate; (ii) release or threatened release of any toxic or hazardous waste, substance, or constituent, or other substance into the environment which release would impose on Borrower or any Subsidiary a duty to report to a governmental authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to Borrower or any Subsidiary for fines, clean up and other remediation obligations or any other liability in excess of $1,000,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $1,000,000 in the aggregate. Without limiting the foregoing, Borrower shall provide to Banks promptly upon receipt of same copies of all environmental consultants or engineers reports received by Borrower or any Subsidiary of Borrower which would render the representation and warranty contained in Section 8.17 untrue or inaccurate in any respect;

                  (i)         In the event any notification is provided by Borrower to any Bank or Administrative Agent pursuant to Section 9.1(h) hereof or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks, Borrower shall, within ninety (90) days of such request, cause to be furnished to each Bank a report by an environmental consulting firm acceptable to Administrative Agent and Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Required Banks) and detailing the findings, conclusions, and recommendations of such consultant. Borrower shall bear all expenses and costs associated with such review and updates thereof, as well as all remediation or curative action recommended by any such environmental consultant; and

                  (j)         from time to time such additional information regarding the financial position or business of Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

          SECTION 9.2         Business of Borrower. The primary business of Borrower and its Subsidiaries will be the acquisition, exploration for, development, production, transportation, processing and marketing of liquid or gaseous hydrocarbons and accompanying elements and related businesses.

          SECTION 9.3         Maintenance of Existence. Borrower shall, and shall cause each Restricted Subsidiary to, at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization except to the extent any Restricted Subsidiary ceases to be in existence as a result of a merger or consolidation expressly permitted pursuant to Section 10.4, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could have a material adverse effect on the financial condition or operations of Borrower or any of its Restricted Subsidiaries individually or Borrower and its Restricted Subsidiaries taken as a whole.

          SECTION 9.4         Title Data. Borrower shall, upon the reasonable request of Required Banks, cause to be delivered to Administrative Agent such title opinions and other information in its possession, control or direction regarding title to the oil and gas properties owned by Borrower and its Restricted Subsidiaries as are appropriate to determine the status thereof.

          SECTION 9.5         Right of Inspection. Borrower will permit, and will cause each of its Subsidiaries to permit, any officer, employee or Agent of Administrative Agent or any Bank to visit and inspect any of the assets of Borrower and its Subsidiaries, examine Borrower’s and its Subsidiaries’ books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of Borrower’s and its Subsidiaries’ officers, accountants and auditors, all at such reasonable times and as often as Administrative Agent or any Bank may desire, which, after and during the continuance of an Event of Default, shall all be at the expense of Borrower. Banks covenant and agree to preserve the confidentiality of any information with respect to which Borrower or any of its Subsidiaries have an obligation of confidentiality to a third party (to the extent such obligation has been disclosed to Banks), except to the extent Banks are required to disclose such information pursuant to any applicable law, rule or regulation of any governmental body or pursuant to the order of any court of competent jurisdiction.

          SECTION 9.6         Maintenance of Insurance. Borrower will, and will cause each of its Subsidiaries to (and will use its best efforts to cause all operators of oil and gas properties owned by Borrower and its Subsidiaries and Related Assets to) at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated including, without limitation, the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance in respect of all activities in which Borrower or any of its Subsidiaries might incur personal liability for the death or injury of an employee or third person, or damage to or destruction of another’s property; (d) insurance against loss or damage by fire, lightning, hail, tornado, explosion or other similar risk to buildings, building contents and field inventory, excluding wellhead equipment and production facilities; and (e) comprehensive automobile liability insurance. All loss payable clauses or provisions in all policies of insurance maintained by Borrower pursuant to this Section 9.6 shall be endorsed in favor of and made payable to Administrative Agent for the ratable benefit of Banks, as their interests may appear. Administrative Agent for the ratable benefit of Banks shall have the right to collect, and Borrower hereby assigns to Administrative Agent for the ratable benefit of Banks, any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any property which stands as security for the Obligations or any part thereof, and Administrative Agent may, at its election, either apply for the ratable benefit of Banks all or any part of the sums so collected toward payment of the Obligations (or the portion thereof with respect to which such property stands as security), whether or not such Obligations are then due and payable, in such manner as Administrative Agent may elect or release same to Borrower.

          SECTION 9.7         Payment of Taxes and Claims. Borrower will, and will cause each of its Subsidiaries to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower or any of its Subsidiaries are subject to levy or execution, (ii) Borrower, as and to the extent required in accordance with generally accepted accounting principles, shall have set aside on its books, reserves (segregated to the extent required by generally accepted accounting practices) deemed by it to be adequate with respect thereto, and (iii) Borrower has notified Administrative Agent of such circumstances, in detail satisfactory to Administrative Agent.

          SECTION 9.8         Compliance with Laws and Documents. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, their respective articles and certificates of incorporation, bylaws, partnership agreements, regulations and similar organizational documents and all Material Agreements to which Borrower or any Subsidiary of Borrower is a party, if a violation, alone or when combined with all other such violations, could have a material adverse effect on the financial condition or operations of Borrower or any of its Restricted Subsidiaries individually or Borrower and its Restricted Subsidiaries taken as a whole.

          SECTION 9.9         Operation of Properties and Equipment.

                  (a)         Borrower will, and will cause each of its Subsidiaries to, maintain, develop and operate their respective oil and gas properties and Related Assets in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such properties so long as such oil and gas leases are capable of producing hydrocarbons and accompanying elements in paying quantities, to the extent that the failure to so observe and comply could have a material adverse effect on the financial condition or operations of Borrower individually or Borrower and its Subsidiaries taken as a whole.

                  (b)         Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all contracts and agreements applicable to or relating to their respective oil and gas properties or the production and sale of hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not have a material adverse effect on the financial condition or operations of Borrower individually or Borrower and its Subsidiaries taken as a whole.

                  (c)         Borrower will, and will cause each of its Subsidiaries at all times to, maintain, preserve and keep all operating equipment used with respect to the oil and gas properties of Borrower in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of Borrower and its Subsidiaries.

                   (d)         With respect to the oil and gas properties of Borrower and its Subsidiaries which are operated by operators other than Borrower or one of its Subsidiaries, Borrower and its Subsidiaries shall not be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 9.9 which are performable only by such operators and are beyond the control of Borrower, but shall be obligated to seek to enforce such operators’ contractual obligations to maintain, develop and operate the oil and gas properties subject to such operating agreements.

          SECTION 9.10         Further Assurances. Borrower will execute and deliver or cause to be executed and delivered such other and further instruments or documents and take such further action as in the judgment of Administrative Agent may be required to carry out the provisions and purposes of the Loan Papers including without limitation to create, preserve, protect and perfect the Liens of the Administrative Agent for the ratable benefit of the Banks as required by Section 6.1.

          SECTION 9.11         Environmental Law Compliance and Indemnity. Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Applicable Environmental Laws, including, without limitation, (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of Applicable Environmental Law regarding storage, discharge, release, transportation, treatment and disposal of hazardous substances, petroleum, solid waste or other contaminants. Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws. Borrower hereby indemnifies and agrees to defend and hold Banks and their successors and assigns harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of the Banks at any time and from time to time including, without limitation, those asserted or arising subsequent to the payment or other satisfaction of the Loan, by reason of or arising out of the ownership, construction, occupancy, operation, use and maintenance of any of the collateral for the Loan, including matters arising out of the negligence of Banks; provided, however, this indemnity shall not apply with respect to matters caused by or arising out of (i) the gross negligence or willful misconduct of Banks (IT BEING THE EXPRESS INTENTION HEREBY THAT BANKS SHALL BE INDEMNIFIED FROM THE CONSEQUENCES OF THEIR NEGLIGENCE); and (ii) the construction, occupancy, operation, use and maintenance of the collateral for the Loan by any owner, lessee or party in possession of the collateral for the Loan subsequent to the ownership of the collateral for the Loan by Borrower or any of its Subsidiaries (as applicable), provided further, however, that this subclause (ii) shall not exclude from the foregoing indemnity and agreement, liability, claims, demands, causes of action, loss, damage, costs and expenses imposed by reason of the ownership of the collateral for the Loan by Banks after purchase by Banks at any foreclosure sale or transfer in lieu thereof from Borrower or any Restricted Subsidiary in partial or entire satisfaction of the Loan (unless the same shall be solely attributable to the subsequent use of the collateral by Banks during their ownership thereof). The foregoing indemnity and agreement applies to the violation of any Applicable Environmental Law prior to the payment or other satisfaction of the Loan and any act, omission, event or circumstance existing or occurring on or about the collateral for the Loan (including without limitation the presence on the collateral for the Loan or release from the collateral for the Loan of asbestos or other hazardous substances or solid waste disposed of or otherwise present in or released prior to the payment or other satisfaction of the Loan). It shall not be a defense to the covenant of Borrower to indemnify that the act, omission, event or circumstance did not constitute a violation of any Applicable Environmental Law at the time of its existence or occurrence. The provisions of this Section 9.11 shall survive the repayment of the Loan and shall continue thereafter in full force and effect. In the event of the transfer of the Loan or any portion thereof, Banks or any prior holder of the Loan and any participants shall continue to be benefited by this indemnity and agreement with respect to the period of such holding of the Loan.

ARTICLE X
NEGATIVE COVENANTS

         Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

          SECTION 10.1         Debt of Borrower and its Restricted Subsidiaries. Neither Borrower nor any Restricted Subsidiary of Borrower will incur, become or remain liable for any Debt other than (a) Debt secured by Permitted Encumbrances described in subpart (k) of the definition of Permitted Encumbrances, (b) Non-recourse Debt, (c) the Loan, (d) Debt outstanding on the Closing Date described on Schedule 10.1 hereto, and (e) Guarantees by Borrower or a Restricted Subsidiary of Borrower of Debt and other liabilities of Borrower or other Restricted Subsidiaries of Borrower provided that such Debt and other liabilities are permitted pursuant to this Agreement; provided, that the Debt permitted pursuant to Section 10.1(a) and Section 10.1(b) incurred by Borrower and its Restricted Subsidiaries shall not exceed $5,000,000 in the aggregate.

          SECTION 10.2         Restricted Payments. Neither Borrower nor any Restricted Subsidiary of Borrower will declare or make any Restricted Payment; provided, that, so long as no Default, Event of Default or Borrowing Base Deficiency then exists, and provided that no Default or Event of Default would result therefrom, Borrower shall be permitted to (a) declare and pay accrued dividends on the Common Stock, and (b) repurchase any of its Common Stock or warrants, options or other rights to acquire such Common Stock, so long as, at any date, the sum of (y) the aggregate amount of all such dividends declared and paid pursuant to clause (a) above during the period commencing on January 1, 2003 to and including such date, plus (z) the aggregate amount paid by Borrower and its Restricted Subsidiaries in respect of the repurchase of all such Common Stock or warrants, options or other rights to acquire such Common Stock pursuant to clause (b) above, shall not exceed the Restricted Payment Limit in effect at such date.

          SECTION 10.3         Negative Pledge. Neither Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset owned by it (other than Permitted Encumbrances).

          SECTION 10.4         Consolidations and Mergers. Neither Borrower nor any Subsidiary of Borrower will consolidate or merge with or into any other Person; provided, that so long as no Default or Event of Default exists or will result (a) Borrower may merge or consolidate with another Person so long as Borrower is the surviving corporation, (b) any Restricted Subsidiary of Borrower may merge or consolidate with or into another Restricted Subsidiary of Borrower, (c) any Unrestricted Subsidiary may merge with or into another Unrestricted Subsidiary, (d) any Unrestricted Subsidiary may merge with any other Person other than a Restricted Subsidiary so long as such Unrestricted Subsidiary is the surviving corporation, and (e) any Restricted Subsidiary may merge with any other Person so long as such Restricted Subsidiary is the surviving corporation and is a wholly owned Subsidiary of Borrower after giving effect thereto.

          SECTION 10.5         Asset Dispositions. Except as provided in this Section 10.5, neither Borrower nor any Restricted Subsidiary shall sell, lease, abandon or otherwise transfer any of its assets to any other Person other than pursuant to an Exempt Transfer. Borrower and its Restricted Subsidiaries shall be permitted to sell or otherwise dispose of any asset other than (a) oil and gas properties, (b) Related Assets, (c) debt and equity securities issued by any Restricted Subsidiary, and (d) accounts (as such term is defined in the Uniform Commercial Code). Borrower and its Restricted Subsidiaries shall be permitted to sell oil and gas properties and Related Assets; provided, that the aggregate value of all oil and gas properties and Related Assets sold by Borrower and its Restricted Subsidiaries during any period between Periodic Determinations shall not exceed five percent (5%) of the Borrowing Base then in effect.

          SECTION 10.6         Amendments to Material Documents. Borrower will not, nor will Borrower permit any of its Restricted Subsidiaries to, enter into any material modification or amendment of, grant any material consent under, or waive any material right or obligation of any Person under its certificate or articles of incorporation, bylaws, partnership agreement, regulations or other organizational documents.

          SECTION 10.7         Use of Proceeds. The proceeds of Borrowings under the Commitment will not be used for any purpose other than (a) working capital, (b) to finance the acquisition, exploration and development of oil and gas properties and Related Assets and the transportation, processing and marketing of hydrocarbons by Borrower and its Restricted Subsidiaries, (c) Restricted Payments permitted pursuant to Section 10.2, (d) Investments permitted pursuant to Section 10.8, and (e) to refinance the obligations outstanding under the Existing Chase Credit Agreement and the Existing BOK Credit Agreement. None of the proceeds of the Loan nor any Letter of Credit issued hereunder will be used, directly or indirectly, (i) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) in violation of applicable law or regulation (including, without limitation, the Margin Regulations).

          SECTION 10.8         Investments. Neither Borrower nor any Restricted Subsidiary of Borrower will, directly or indirectly, make any Investment other than Permitted Investments.

          SECTION 10.9         Transactions with Affiliates. Borrower will not, and Borrower will not permit any of its Subsidiaries to, engage in any material transaction with an affiliated Person (other than, in the case of Borrower and its Restricted Subsidiaries, with each other) unless such transaction is generally as favorable to Borrower or such Subsidiary as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

          SECTION 10.10         Plans. Borrower will not, and Borrower will not permit any of its Subsidiaries to, create, adopt or become bound by any Plan.

          SECTION 10.11         Oil and Gas Hedge Transactions. Borrower will not, and Borrower will not permit any of its Restricted Subsidiaries to, enter into Oil and Gas Hedge Transactions which would cause the volume of (a) (i) the aggregate notional volume of oil which is the subject of oil and Gas Hedge Transactions in existence at any time to exceed eighty percent (80%) of Borrower’s and its Restricted Subsidiaries’ anticipated production of oil from proved, developed producing reserves during the entire term of such existing Oil and Gas Hedge Transactions, and (ii) the notional volume of oil with respect to which a settlement is required on a particular settlement date under such Oil and Gas Hedge Transactions to exceed eighty percent (80%) of Borrower’s and its Restricted Subsidiaries’ anticipated production of oil from proved, developed producing reserves for the period (a “Settlement Period”) from the immediately preceding settlement date under any Oil and Gas Hedge Transaction (or the commencement of such Oil and Gas Hedge Transactions in the event there is no prior settlement date) to such settlement date, and (b) (i) the aggregate notional volume of gas which is the subject of gas Oil and Hedge Transactions in existence at any time to exceed eighty percent (80%) of Borrower’s and its Restricted Subsidiaries’ anticipated production of gas from proved, developed producing reserves during the entire term of such existing Oil and Gas Hedge Transactions, and (ii) the notional volume of gas with respect to which a settlement is required on a particular settlement date under such gas Oil and Gas Hedge Transactions to exceed eighty percent (80%) of Borrower’s and its Restricted Subsidiaries’ anticipated production of gas from proved, developed producing reserves for any Settlement Period.

          SECTION 10.12         Obligations of Unrestricted Subsidiaries. Except as expressly permitted by Section 10.2, Borrower will not, nor will Borrower permit any of its Restricted Subsidiaries to, incur any liability or obligation to any Unrestricted Subsidiary of Borrower of any nature, or have any liability (whether by operation of law or otherwise) for any liability, Debt or obligation of any Unrestricted Subsidiary.

          SECTION 10.13         Acquisitions. Borrower will not, nor will Borrower permit any of its Restricted Subsidiaries to, acquire, in a single transaction or a series of related transactions, all or substantially all of the assets or capital stock (or other outstanding equity interests of any Person) or all or substantially all of the assets comprising a division of any Person; provided, that nothing contained in this Section 10.13 shall prohibit Borrower or any Restricted Subsidiary of Borrower from making any acquisition of assets consisting of oil and gas properties or any other acquisition which is also a Permitted Investment.

          SECTION 10.14         Operating Leases. Borrower will not, nor will Borrower permit any of its Subsidiaries to, incur, become, or remain liable under any Operating Lease which would cause the aggregate amount of all Rentals payable by Borrower and its Restricted Subsidiaries in any Fiscal Year to be greater than $3,000,000.

          SECTION 10.15         Speculative Hedge Transactions. Borrower will not, nor will Borrower permit any of its Restricted Subsidiaries to, enter into any commodity, interest rate, currency or other swap, option, collar or other derivative transaction pursuant to which Borrower or such Restricted Subsidiary speculates on the movement of commodity prices, securities prices, interest rates, financial markets, currency markets or other items; provided, that nothing contained in this Section 10.15 shall prohibit Borrower from (a) entering into interest rate swaps or other interest rate hedge transactions pursuant to which Borrower hedges interest rate risk with respect to the interest reasonably anticipated to be incurred pursuant to this Agreement, (b) entering into Oil and Gas Hedge Transactions permitted by Section 10.11 hereof, or (c) making Permitted Investments.

ARTICLE XI
FINANCIAL COVENANTS

         Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

                  (a)         Borrower will not permit its ratio of Consolidated Current Assets to its Consolidated Current Liabilities as of the end of any Fiscal Quarter to be less than 1 to 1.

                  (b)         Borrower will not permit its Ratio of Consolidated Funded Debt to Adjusted Consolidated EBITDA as of the end of any Fiscal Quarter to exceed 3.5 to 1.

ARTICLE XII
DEFAULTS

          SECTION 12.1         Events of Default. If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:

                  (a)         Borrower shall fail to pay when due any principal of any Note or any reimbursement obligation with respect to any Letters of Credit when due;

                  (b)         Borrower shall fail to pay any accrued interest due and owing on any Note or any fees or any other amount payable hereunder when due and such failure shall continue for a period of five (5) days;

                  (c)         Borrower shall fail to observe or perform any covenant or agreement contained in Section 7.3, Article X or Article XI;

                  (d)         Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those covered by Section 12.1(a), Section 12.1(b) and Section 12.1(c)) for thirty (30) days after written notice thereof has been given to Borrower by Administrative Agent at the request of any Bank, provided, that, as to Defaults under Section 9.1(d) and Section 9.1(g), Borrower shall not be entitled to more than one (1) notice and period of cure during each calendar year, and as to each other type of Default, Borrower shall not be entitled to more than two (2) notices and periods of cure during any calendar year;

                  (e)         Borrower shall fail to cause the financial statements described in Section 9.1(a) to be accompanied by the opinion without qualification (except for qualifications required by changes in accounting methods with which Borrower’s auditors concur) of the accountants preparing such opinion, that such financial statements were prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position and results of operations of Borrower;

                  (f)         any representation, warranty, certification or statement made or deemed to have been made by any Company in this Agreement or by any Company or any other Person on behalf of any Company in any other Loan Paper or any other certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

                  (g)         any Company shall fail to pay any Material Debt at maturity or any event or condition (i) shall occur which results in the acceleration of the maturity of any Material Debt of any Company, or (ii) shall occur and continue for a period of thirty (30) days (or such shorter cure period as is provided pursuant to the terms of such Material Debt) which entitles (or, with the giving of notice or lapse of time or both, would unless cured or waived, entitle) the holder of such Material Debt to accelerate the maturity thereof;

                  (h)         any Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                  (i)         an involuntary case or other proceeding shall be commenced against any Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Company under the federal bankruptcy laws as now or hereafter in effect;

                  (j)         one (1) or more judgments or orders for the payment of money aggregating in excess of $2,000,000 shall be rendered against any Company and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

                   (k)         one (1) or more judgments or orders for the payment of money aggregating in excess of the sum of (i) ten percent (10%) of the Borrowing Base then in effect, plus (ii) (A) the amount of such judgment which is covered by insurance to the satisfaction of Administrative Agent and its counsel, and (B) any amounts which Borrower or any of its Restricted Subsidiaries has deposited with Administrative Agent to be held by Administrative Agent as security for the payment of such judgment shall be rendered against Borrower or any of its Subsidiaries, whether or not otherwise bonded or stayed;

                  (l)         any Company shall incur Environmental Liabilities which, individually or when considered in the aggregate for all Companies, exceeds $10,000,000;

                  (m)         this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Restricted Subsidiary of Borrower, or Borrower or any Restricted Subsidiary of Borrower shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the release thereof in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien upon any of the property purported to be covered thereby; and

                  (n)         any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) shall become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than thirty percent (30%) of the total voting power of all classes of capital stock then outstanding of Borrower entitled (without regard to the occurrence of any contingency) to vote in elections of directors of Borrower;

then, and in every such event, Administrative Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (a) if requested by Required Banks, terminate the Commitment and it shall thereupon terminate, and (b) if requested by Required Banks, take such other actions as may be permitted by the Loan Papers including, declaring the Obligations, or any portion thereof (together with accrued interest thereon) to be, and the Obligations, or any portion thereof, shall thereupon become, immediately due and payable; provided that in the case of any of the Events of Default specified in Section 12.1(h) or Section 12.1(i), without any notice to Borrower or any other act by Administrative Agent or Banks, the Commitment shall thereupon automatically terminate and the Obligations (together with accrued interest thereon) shall automatically become immediately due and payable.

ARTICLE XIII
AGENTS

          SECTION 13.1         Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Banks as its contractual representative and Administrative Agent hereunder and under each other Loan Paper, and each Bank irrevocably authorizes Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Papers. Administrative Agent agrees to act as such contractual representative and Administrative Agent upon the express conditions contained in this Article XIII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Paper and that Administrative Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Papers. In its capacity as the Banks’ contractual representative, Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Banks within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code, and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Papers. Each of the Banks hereby agrees to assert no claim against Administrative Agent on any theory of liability for breach of fiduciary duty, any and all of which claims each Bank hereby waives.

          SECTION 13.2         Powers. Administrative Agent shall have and may exercise such powers under the Loan Papers as are specifically delegated to Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Papers to be taken by Administrative Agent.

          SECTION 13.3         General Immunity. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Paper or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

          SECTION 13.4         No Responsibility for Loans, Recitals, etc. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Paper or any Borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Paper, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Section 7.1 hereof, except receipt of items required to be delivered solely to Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Paper or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of Borrower or any guarantor of any of the Obligations or of any of Borrower’s or any such guarantor’s respective Subsidiaries. Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by Borrower to Administrative Agent at such time, but is voluntarily furnished by Borrower to Bank One (either in its capacity as Administrative Agent or in its individual capacity).

          SECTION 13.5         Action on Instructions of Banks. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other

Loan Paper in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Paper unless it shall be requested in writing to do so by Required Banks. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Paper unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

          SECTION 13.6         Employment of Agents and Counsel. Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Paper by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between Administrative Agent and the Banks and all matters pertaining to Administrative Agent’s duties hereunder and under any other Loan Paper.

          SECTION 13.7         Reliance on Documents; Counsel. Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be employees of Administrative Agent.

          SECTION 13.8         Administrative Agent’s Reimbursement and Indemnification. Banks agree to reimburse and indemnify Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by Borrower for which Administrative Agent is entitled to reimbursement by Borrower under the Loan Papers, (ii) for any other expenses incurred by Administrative Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Papers (including, without limitation, for any expenses incurred by Administrative Agent in connection with any dispute between Administrative Agent and any Bank or between two or more of the Banks) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of the Loan Papers or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Administrative Agent in connection with any dispute between Administrative Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Loan Papers or of any such other documents; provided that, no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Administrative Agent. The obligations of the Banks under this Section 13.8 shall survive payment of the Obligations and termination of this Agreement.

          SECTION 13.9         Notice of Default . Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Bank or Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Banks.

          SECTION 13.10         Rights as a Bank. In the event Administrative Agent is a Bank, Administrative Agent shall have the same rights and powers hereunder and under any other Loan Paper with respect to its Commitment and its Loans as any Bank and may exercise the same as though it were not Administrative Agent, and the term “Bank” or “Banks” shall, at any time when Administrative Agent is a Bank, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Paper, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

          SECTION 13.11         Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Administrative Agent, Sole Lead Arranger, Book Manager or any other Agent or Bank and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Papers. Each Bank also acknowledges that it will, independently and without reliance upon Administrative Agent, Sole Lead Arranger, Book Manager or any other Agent or Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

          SECTION 13.12         Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Banks and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Administrative Agent may be removed at any time with or without cause by written notice received by Administrative Agent from Required Banks, such removal to be effective on the date specified by Required Banks. Upon any such resignation or removal, Required Banks shall have the right to appoint, on behalf of Borrower and the Banks, a successor Administrative Agent, which shall be approved by Borrower, such approval not to be unreasonably withheld; provided, that, Borrower shall not have the right to approve any successor Administrative Agent appointed during the continuance of any Default. If no successor Administrative Agent shall have been so appointed by Required Banks within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of Borrower and Banks, a successor Administrative Agent which shall be approved by Borrower, such approval not to be unreasonably withheld; provided, that, Borrower shall not have the right to approve any successor Administrative Agent appointed during the continuance of any Default. If Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, Banks may perform all the duties of Administrative Agent hereunder and

Borrower shall make all payments in respect of the Obligations to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Papers. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XIV shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder and under the other Loan Papers. In the event that there is a successor to Administrative Agent by merger, or Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 13.12, then the term “Base Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

          SECTION 13.13         Delegation to Affiliates. Borrower and Banks agree that Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Administrative Agent is entitled under Article XIII and Article XIV.

          SECTION 13.14         Execution of Collateral Documents. Without limiting the powers and authority of Administrative Agent described herein, the Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on their behalf the Certificate of Effectiveness, the Mortgages, the Assignments and Amendments to Mortgages, the Restricted Subsidiary Pledge Agreements (as applicable) and all related financing statements and any other financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the foregoing instruments.

          SECTION 13.15         Collateral Releases. Banks hereby empower and authorize Administrative Agent to execute and deliver to Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Paper or which shall otherwise have been approved by Required Banks (or, if required by the terms of Section 15.5, all of the Banks) in writing.

          SECTION 13.16         Agents. None of the Banks identified in this Agreement as a “Documentation Agent” and/or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of such Documentation Agents or Syndication Agents shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to such Documentation Agents and Syndication Agents as it makes with respect to Administrative Agent in Section 13.11.

ARTICLE XIV
CHANGE IN CIRCUMSTANCES

           SECTION 14.1      Increased Cost and Reduced Return.

                  (a)         If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

(i) shall subject such Bank (or its applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Tranches, its Note, or its obligation to make Loans comprised of Eurodollar Tranches, or change the basis of taxation of any amounts payable to such Bank (or its applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Tranches (other than taxes imposed on the overall net income of such Bank or such applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, compulsory loan, or similar requirement (other than the Eurodollar Reserve Percentage utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its applicable Lending Office), including the Commitment of such Bank hereunder; or

(iii) shall impose on such Bank (or its applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Bank (or its applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Tranches or to reduce any sum received or receivable by such Bank (or its applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Tranches, then the Borrower shall pay to such Bank on demand such amount or amounts as will compensate such Bank for such increased cost or reduction. If any Bank requests compensation by Borrower under this Section 14.1(a), the Borrower may, by notice to such Bank (with a copy to Administrative Agent), suspend the obligation of such Bank to make or continue Eurodollar Tranches or to convert all or part of the Base Rate Tranche owing to such Bank into Eurodollar Tranches, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 14.4 shall be applicable); provided, that such suspension shall not affect the right of such Bank to receive the compensation so requested.

                  (b)         If, after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank’s obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then, from time to time upon demand, Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                  (c)         Each Bank shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 14.1 and will designate a different applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under this Section 14.1 shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          SECTION 14.2         Limitation on Type of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Tranche:

                  (a)         Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                  (b)         Required Banks determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to Banks of funding Eurodollar Tranches for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, Banks shall be under no obligation to make additional Loans of such Type, continue Loans of such Type, or to convert Loans of any other Type into Loans of such Type, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

          SECTION 14.3         Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its applicable Lending Office to make, maintain, or fund Eurodollar Tranches hereunder, then such Bank shall promptly notify Borrower thereof and such Bank’s obligation to make or continue Eurodollar Tranches and to convert other Types of Loans into Eurodollar Tranches shall be suspended until such time as such Bank may again make, maintain, and fund Eurodollar Tranches (in which case the provisions of Section 14.4 shall be applicable).

          SECTION 14.4         Treatment of Affected Loans. If the obligation of any Bank to make particular Eurodollar Tranches or to continue Loans, or to convert Loans of another Type into Loans of a particular Type shall be suspended pursuant to Section 14.1 or Section 14.3 hereof (Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Bank’s Affected Loans shall be automatically converted into the Adjusted Base Rate Tranche on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a conversion required by Section 14.3 hereof, on such earlier date as such Bank may specify to Borrower with a copy to Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 14.1 or Section 14.3 hereof that gave rise to such conversion no longer exist:

                  (a)         to the extent that such Bank’s Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Bank’s Affected Loans shall be applied instead to the Adjusted Base Rate Tranche; and

                  (b)         all Loans that would otherwise be made or continued by such Bank as Loans of the Affected Type shall be made or continued instead as part of the Adjusted Base Rate Tranche, and all Loans of such Bank that would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain) as part of the Adjusted Base Rate Tranche.

If such Bank gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 14.1 or Section 14.3 hereof that gave rise to the conversion of such Bank’s Affected Loans pursuant to this Section 14.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Banks are outstanding, such Bank’s portion of the Adjusted Base Rate Tranche shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by Banks holding Loans of the Affected Type and by such Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

          SECTION 14.5         Compensation. Upon the request of any Bank, Borrower shall pay to such Bank such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

                  (a)         any payment, prepayment, or conversion of a Eurodollar Tranche for any reason (including, without limitation, the acceleration of the Loan) on a date other than the last day of the Interest Period for such Loan; or

                  (b)         any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VII to be satisfied) to borrow, convert, continue, or prepay a Eurodollar Tranche on the date for such Borrowing, conversion, continuation, or prepayment specified in the relevant Request for Borrowing, Rollover Notice, or other notice of Borrowing, prepayment, continuation, or conversion under this Agreement.

          SECTION 14.6         Taxes.

                  (a)         Any and all payments by Borrower to or for the account of any Bank or Administrative Agent hereunder or under any other Loan Paper shall be made free and clear of and without deduction for any and all present or future Taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Administrative Agent, Taxes imposed on its income, and franchise Taxes imposed on it, by the jurisdiction under the laws of which such Bank (or its applicable Lending Office) or Administrative Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded Taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to in this Section 14.6 as “Non-Excluded Taxes”). If Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable under this Agreement or any other Loan Paper to any Bank or Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14.6) such Bank or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent, at its address set forth on Schedule 2.1 hereto, the original or a certified copy of a receipt evidencing payment thereof.

                  (b)         In addition, Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Paper or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Paper (hereinafter referred to as “Other Taxes”).

                  (c)         Borrower agrees to indemnify each Bank and Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 14.6) paid by such Bank or Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

                  (d)         Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on Schedule 2.1 hereto and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by Borrower or Administrative Agent (but only so long as such Bank remains lawfully able to do so), shall provide Borrower and Administrative Agent, at the time or times prescribed by applicable law, with such properly completed and executed documentation prescribed by applicable law (or reasonably requested by Borrower) certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and certifying that such Bank is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Papers.

                   (e)         For any period with respect to which a Bank has failed to provide Borrower and Administrative Agent with the appropriate form pursuant to Section 14.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 14.6(a) or Section 14.6(b) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Non-Excluded Taxes.

                  (f)         If Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 14.6, then such Bank will agree to use reasonable efforts to change the jurisdiction of its applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

                  (g)         Within thirty (30) days after the date of any payment of Non-Excluded Taxes, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

                  (h)         Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 14.6 shall survive the termination of the Commitments and the payment in full of the Notes.

          SECTION 14.7         Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Tranche during the Interest Period for such Eurodollar Tranche through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.

ARTICLE XV
MISCELLANEOUS

         S ECTION 15.1         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given (a) if to Agent or any Bank, to such party at its address, telex or telecopy number set forth on Schedule 2.1 hereof, or (b) if to Borrower or any of its Subsidiaries, at the address, telex or telecopy number for Borrower set forth on the signature page hereto or such other address, telex or telecopy number as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower, as the case may be. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 15.1 and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, one (1) Domestic Business Day after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 15.1; provided that notices to Administrative Agent under Article III or Article XIV shall not be effective until received.

         S ECTION 15.2         No Waivers. No failure or delay by any Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Loan Papers.

          SECTION 15.3         Expenses; Documentary Taxes; Indemnification.

                  (a)         Borrower agrees to pay on demand all reasonable costs and expenses of each Agent (other than any Documentation Agent or Syndication Agent) in connection with the syndication, preparation, execution, delivery, modification, and amendment of this Agreement, the other Loan Papers, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Administrative Agent with respect thereto and with respect to advising Administrative Agent as to its rights and responsibilities under the Loan Papers. Borrower further agrees to pay on demand all costs and expenses of Administrative Agent and Banks, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Papers and the other documents to be delivered hereunder.

                  (b)         BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS EACH AGENT AND EACH BANK AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOAN (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 15.3 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY CREDIT PARTIES, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN

INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST ANY AGENT, ANY BANK, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN PAPERS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOAN.

                  (c)         Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 15.3 shall survive the payment in full of the Loan and all other amounts payable under this Agreement.

          SECTION 15.4         Right and Sharing of Set-Offs.

                  (a)         Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and any Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify Borrower after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 15.4(a) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

                  (b)         Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment after the occurrence and during the continuance of an Event of Default of a proportion of the aggregate amount of principal and interest due with respect to the Loan which is greater than the proportion received by any other Bank in respect of the Loan, the Bank receiving such proportionately greater payment shall purchase such participations in the interests in the Loan held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loan held by Banks shall be shared by Banks ratably in accordance with their respective Commitment Percentages; provided that nothing in this Section 15.4(b) shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of Borrower other than its indebtedness under the Loan. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that Participants may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

          SECTION 15.5         Amendments and Waivers. Subject to Section 15.10(f), any provision of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Borrower and Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); providedthat no such amendment or waiver shall, unless signed by all Banks, (a) increase the Commitment of any Bank or subject any Bank to any additional obligation, (b) forgive any of the principal of or reduce the rate of interest on the Loan or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on the Loan or any fees hereunder including the Termination Date, (d) change the percentages of the Total Commitment, or the number of Banks which shall be required for the Banks or any of them to take any action under this Section 15.5 or any other provision of this Agreement, (e) permit Borrower to assign any of its rights hereunder, (f) amend or waive any of the provisions of Article V or the definitions contained in Section 2.1 applicable thereto, (g) provide for release or substitution of collateral for the Obligations or any part thereof other than releases required pursuant to sales of collateral which are expressly permitted by Section 10.5 hereof, or (h) amend, modify or waive any provision of this Section 15.5. Borrower, Agent and each Bank further acknowledge that any decision by any Agent or any Bank to enter into any amendment, waiver or consent pursuant hereto shall be made by such Bank or Agent in its sole discretion, and in making any such decision each such Agent and each such Bank shall be permitted to give due consideration to any credit or other relationship any such Agent or any such Bank may have with Borrower, any Affiliate of Borrower, or any other Unrestricted Subsidiary of Borrower.

          SECTION 15.6         Survival. All representations, warranties and covenants made by Borrower herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Papers shall be considered to have been relied upon by Banks and shall survive the delivery to Banks of such Loan Papers or the extension of the Loan (or any part thereof), regardless of any investigation made by or on behalf of Banks.

          SECTION 15.7         Limitation on Interest. Regardless of any provision contained in the Loan Papers, Banks shall never be entitled to receive, collect, or apply, as interest on the Loan, any amount in excess of the Maximum Lawful Rate, and in the event Banks ever receive, collect or apply as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loan is paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Borrower and Banks shall, to the extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the applicable Notes, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Notes; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Banks shall refund to Borrower the amount of such excess and, in such event, Banks shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

          SECTION 15.8         Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

          SECTION 15.9         Waiver of Consumer Credit Laws. Pursuant to Chapter 346 of the Texas Finance Code, as amended, Borrower agrees that such Chapter 346 shall not govern or in any manner apply to the Loan.

          SECTION 15.10         Assignments and Participations.

                  (a)         Successors and Assigns. The terms and provisions of the Loan Papers shall be binding upon and inure to the benefit of Borrower and Banks and their respective successors and assigns permitted hereby, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Papers without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 15.10(c), and (iii) any transfer by participation must be made in compliance with Section 15.10(b). Any attempted assignment or transfer by any party not made in compliance with this Section 15.10(a) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 15.10(b). The parties to this Agreement acknowledge that clause (ii) of this Section 15.10(a) relates only to absolute assignments and this Section 15.10(a) does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Bank which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 15.10(c). Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 15.10(c); provided, however, that Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Papers. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

                   (b)         Participations.

(i) Any Bank may at any time sell to one or more banks or other entities (“Participant”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Papers. In the event of any such sale by a Bank of participating interests to a Participant, (A) such Bank’s obligations under the Loan Papers shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Bank shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Papers, (D) all amounts payable by Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and (E) Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Papers.

(ii) Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Papers other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 15.5 or of any other Loan Paper.

(iii) Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 15.4 in respect of its participating interest in amounts owing under the Loan Papers to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Papers; provided, that each Bank shall retain the right of setoff provided in Section 15.4 with respect to the amount of participating interests sold to each Participant. Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 15.4, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 15.4 as if each Participant were a Bank. Borrower further agrees that each Participant shall be entitled to the yield protection provisions contained in Article XIV to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 15.10(c); provided, that (A) a Participant shall not be entitled to receive any greater payment under Article XIV than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrower, and (B) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 14.6 to the same extent as if it were a Bank.

                  (c)         Assignments.

(i) Any Bank may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Papers. The parties to such assignment shall execute and deliver an Assignment and Acceptance

Agreement (herein so called) which shall be substantially in the form of Exhibit G or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Bank or (unless each of Borrower and Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Effective Date,” if the “Effective Date” is specified in the Assignment and Acceptance Agreement.

(ii) The consent of Borrower shall be required prior to an assignment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund, provided that the consent of Borrower shall not be required if a Default has occurred and is continuing. The consent of Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. The consent of Letter of Credit Issuer shall be required prior to an assignment of a Commitment becoming effective unless Purchaser is a Bank, an Affiliate of a Bank or an Approved Fund. Any consent required under this Section 15.10(c)(ii) shall not be unreasonably withheld or delayed.

(iii) Upon (A) delivery to Administrative Agent of an Assignment and Acceptance Agreement, together with any consents required by Section 15.10(c)(i) and (ii), and (B) payment of a $3,500 fee to Administrative Agent for processing such assignment (unless such fee is waived by Administrative Agent), such assignment shall become effective on the effective date specified in such Assignment and Acceptance Agreement. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Paper executed by or on behalf of Banks and shall have all the rights and obligations of a Bank under the Loan Papers, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by Borrower, Banks or Administrative Agent. In the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Papers which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 15.10(c) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 15.10(b). Upon the consummation of any assignment to a Purchaser pursuant to this Section 15.10(c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. In addition, within a reasonable period of time after the effective date of any assignment to a Purchaser pursuant to this Section 15.10(c), Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.1 to reflect such assignment and shall distribute such revised Schedule 2.1 to each of the Banks and Borrower, whereupon such revised Schedule 2.1 shall replace the old Schedule 2.1 and become a part of this Agreement.

(iv) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Chicago, Illinois or Dallas, Texas a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

                  (d)         Dissemination of Information. Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Papers by operation of law, or any actual or proposed contractual counterparty (or its advisors) to any securitization, hedge or other derivative transaction relating to a party’s obligations hereunder (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of Borrower and its Subsidiaries, including, without limitation, any information contained in any financial reports; provided, that, each Transferee and prospective Transferee agrees to be bound by Section 15.17 of this Agreement.

                  (e)         Tax Treatment. If any interest in any Loan Paper is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 14.6(d).

                  (f)         Procedures for Increases and Addition of New Banks. This Agreement permits certain increases of a Bank’s Commitment and the admission of new Banks providing new Commitments, none of which requires any consent or approvals from the other Banks. Any amendment hereto for such an Increase or addition shall be in the form attached hereto as Exhibit K and shall only require the written signatures of Administrative Agent, Borrower and the Bank(s) being added or increasing their Commitment. On the effective date of any such Increase, Administrative Agent, Borrower and applicable Banks shall make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to the applicable Banks, in each case in principal amounts reflecting their respective Commitments, after giving effect to such Increase. In addition, within a reasonable period of time after the effective date of any Increase, Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.1 to reflect such Increase and shall distribute such revised Schedule 2.1 to each of the Banks and Borrower, whereupon such revised Schedule 2.1 shall replace the old Schedule 2.1 and become part of this Agreement. On the first Domestic Business Day immediately following any such Increase, all outstanding Adjusted Base Rate Tranches shall be reallocated among the Banks (including any newly added Bank(s)) in accordance with the

Banks’ respective revised pro rata shares of such outstanding Tranches. Eurodollar Tranches shall not be reallocated among the Banks prior to the expiration of the applicable Interest Periods in effect at the time of any such Increase.

          SECTION 15.11         TEXAS LAW. THIS AGREEMENT, EACH NOTE AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY PROPERTY INTENDED AS SECURITY FOR THE OBLIGATIONS IS LOCATED NECESSARILY GOVERN (A) THE PERFECTION AND PRIORITY OF THE LIENS IN FAVOR OF ADMINISTRATIVE AGENT AND BANKS WITH RESPECT TO SUCH PROPERTY, AND (B) THE EXERCISE OF ANY REMEDIES (INCLUDING FORECLOSURE) WITH RESPECT TO SUCH PROPERTY.

          SECTION 15.12         Consent to Jurisdiction; Waiver of Immunities.

                  (a)         Borrower hereby irrevocably submits to the jurisdiction of any Texas State or Federal court sitting in the Northern District of Texas over any action or proceeding arising out of or relating to this Agreement or any other Loan Papers, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas State or Federal court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 15.1. Borrower agrees that a final judgment on any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b)         Nothing in this Section 15.12 shall affect any right of Banks to serve legal process in any other manner permitted by law or affect the right of any Bank to bring any action or proceeding against Borrower or any of its Subsidiaries or their properties in the courts of any other jurisdictions.

                  (c)         To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers.

          SECTION 15.13         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Administrative Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.

          SECTION 15.14         No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than Book Runner and Sole Lead Arranger, and Participants and Purchasers permitted pursuant to Section 15.10 and Affiliates of any Bank which hold any part of the Obligations.

          SECTION 15.15         COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, AGENTS AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, AGENTS AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG BANKS, AGENTS AND BORROWER.

          SECTION 15.16         WAIVER OF JURY TRIAL. BORROWER, AGENTS AND BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND FOR ANY COUNTERCLAIM THEREIN.

          SECTION 15.17         Confidentiality. Administrative Agent and each Bank (each, a “Lending Party”) agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement; provided, that, nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or any Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Paper, and (i) subject to provisions substantially similar to those contained in this Section 15.17, to any actual or proposed Transferee.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers effective as of the day and year first above written.

[Remainder of page intentionally left blank]

BORROWER:

PATINA OIL & GAS CORPORATION, a Delaware corporation

By:	/s/ DAVID J. KORNDER	:

David J. Kornder, Executive Vice President and Chief Financial Officer

1625 Broadway
Suite 2000
Denver, Colorado 80202
Attn: David J. Kornder
Telecopy No.: (303) 595-7407

with a copy to:

Thomas J. Edelman
535 Madison Avenue
35th Floor
New York, New York 10022
Telecopy No.: (212) 888-6877

[Signature Page]

ADMINISTRATIVE AGENT:

BANK ONE, NA,
as Administrative Agent

By:	/s/ J. SCOTT FOWLER

J. Scott Fowler, Director, Capital Markets

BANK:

BANK ONE, NA

By:	/s/ J. SCOTT FOWLER
J. Scott Fowler Director, Capital Markets

[Signature Page]

SYNDICATION AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent

By:	/s/ JAY M. CHERNOSKY
Name:	Jay M. Chernosky
Title:	Managing Director

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ JAY M. CHERNOSKY
Name:	Jay M. Chernosky
Title:	Managing Director

[Signature Page]

SYNDICATION AGENT:

WELLS FARGO BANK, N.A.,
as Syndication Agent

By:	/s/ TODD STORNETTA
Name:	Todd Stornetta
Title:	Vice President

BANK:

WELLS FARGO BANK, N.A.

By:	/s/TODD STORNETTA
Name:	Todd Stornetta
Title:	Vice President

[Signature Page]

DOCUMENTATION AGENT: BANK OF AMERICA, N.A., as Documentation Agent
By:	/s/ RICHARD L. STEIN

Name:	Richard L. Stein
Title:	Principal

BANK: BANK OF AMERICA, N.A.
By:	/s/ RICHARD L. STEIN

Name:	Richard L. Stein
Title:	Principal

[Signature Page]

DOCUMENTATION AGENT: CREDIT LYONNAIS NEW YORK BRANCH as Document Agent
By:	/s/ OLIVIER AUDEMARD

Name:	Olivier Audemard
Title:	Senior Vice President

BANK: CREDIT LYONNAIS NEW YORK BRANCH
By:	/s/ OLIVIER AUDEMARD

Name:	Olivier Audemard
Title:	Senior Vice President

[Signature Page]

BANK: COMERICA BANK – TEXAS
By:	/s/ THOMAS G. RAJAN

Name:	Thomas G. Rajan
Title:	Vice President

[Signature Page]

BANK: BANK OF OKLAHOMA, N.A.
By:	/s/ MICHAEL M. LOGAN

Name:	Michael M. Logan
Title:	Vice President

[Signature Page]

BANK: BANK OF SCOTLAND
By:	/s/ JOSEPH FRATUS

Name:	Joseph Fratus
Title:	First Vice President

[Signature Page]

BANK: BNP PARIBAS
By:	/s/ DAVID DODD

Name:	David Dodd
Title:	Director

By:	/s/BETSY JOCHER

Name:	Betsy Jocher
Title:	Vice President

[Signature Page]

BANK: COMPASS BANK
By:	/s/ JOHN M. FALBO

Name:	John M. Falbo
Title:	Senior Vice President

[Signature Page]

SCHEDULE 2.1

FINANCIAL INSTITUTIONS

Banks	Initial Total Commitment Amount	Commitment Percentage

Bank One, NA	$35,000,000	11.6666666667%
Wachovia Bank, National Association	$35,000,000	11.6666666667%
Wells Fargo Bank, N.A.	$35,000,000	11.6666666667%
Bank of America, N.A.	$35,000,000	11.6666666667%
Credit Lyonnais New York Branch	$35,000,000	11.6666666667%
Comerica Bank – Texas	$32,500,000	10.8333333333%
Bank of Oklahoma, N.A.	$25,000,000	8.3333333333%
Bank of Scotland	$25,000,000	8.3333333333%
BNP Paribas	$25,000,000	8.3333333333%
Compass Bank	$17,500,000	5.8333333333%
Totals:	$300,000,000	100%

Banks	Domestic Lending Office	Eurodollar Lending Office	Address for Notice
Bank One, NA	One Bank One Plaza Mail Code IL1-0634 Chicago, Illinois 60670 Attn: Ken Fecko Tel No. (312) 732-4616 Fax No. (312) 732-4840	One Bank One Plaza Mail Code IL1-0634 Chicago, Illinois 60670 Attn: Ken Fecko Tel No. (312) 732-4616 Fax No. (312) 732-4840	1717 Main Street 4th Floor, Mail Code TX1-2448 Dallas, Texas 75201 Attn: J. Scott Fowler Tel No. (214) 290-2162 Fax No. (214) 290-2332
Wachovia Bank, National Association	1001 Fannin Suite 2255 Houston, Texas 77002 Attn: Debbie Blank Tel. No. (713) 346-2727 Fax No. (713) 650-6354	1001 Fannin Suite 2255 Houston, Texas 77002 Attn: Debbie Blank Tel. No. (713) 346-2727 Fax No. (713) 650-6354	1001 Fannin Suite 2255 Houston, Texas 77002 Attn: Philip Trinder Tel. No. (713) 346-2707 Fax No. (713) 650-6354
Wells Fargo Bank, N.A.	1740 Broadway MAC# C7300-034 Denver, Colorado 80274 Attn: Bret Eubank Tel. No. (303) 863-5941 Fax No. (303) 863-2729	1740 Broadway MAC# C7300-034 Denver, Colorado 80274 Attn: Bret Eubank Tel. No. (303) 863-5941 Fax No. (303) 863-2729	1740 Broadway MAC# C7300-034 Denver, Colorado 80274 Attn: Todd Stornetta Tel. No. (303) 863-5653 Fax No. (303) 863-5196
Bank of America, N.A.	901 Main Street 14th Floor Dallas, Texas 75202 Attn: Karen Dumond Tel. No. (214) 209-0539 Fax No. (214) 290-9445	901 Main Street 14th Floor Dallas, Texas 75202 Attn: Karen Dumond Tel. No. (214) 209-0539 Fax No. (214) 290-9445	700 Louisiana Street 8th Floor Houston, Texas 77002 Attn: Richard Stein Tel. No. (713) 247-7258 Fax No. (713) 247-7288
Credit Lyonnais New York Branch	1301 Avenue of the Americas New York, New York 10019 Attn: David Gener Tel. No. (212) 261-7747 Fax No. (917) 849-5440	1301 Avenue of the Americas New York, New York 10019 Attn: David Gener Tel. No. (212) 261-7747 Fax No. (917) 849-5440	1000 Louisiana Suite 5360 Houston, Texas 77002 Attn: John Grandstaff Tel. No. (713) 890-8617 Fax No. (713) 890-8668

Schedule 2.1 - 1

Comerica Bank – Texas	39200 West 6 Mile Road Lavonia, Michigan 48152 Attn: Anna Cheney Tel. No. (734) 632-3052 Fax No. (734) 632-2840	39200 West 6 Mile Road Lavonia, Michigan 48152 Attn: Anna Cheney Tel. No. (734) 632-3052 Fax No. (734) 632-2840	1601 Elm Street 2nd Floor MC 6593 Dallas, Texas 75201 Attn: Thomas G. Rajan Tel. No. (214) 969-6565 Fax No. (214) 969-6561
Bank of Oklahoma, N.A.	One Williams Center 8th Floor Tulsa, Oklahoma 74192 Attn: Rhonda Swanson Tel. No. (918) 588-6351 Fax No. (918) 588-6880	One Williams Center 8th Floor Tulsa, Oklahoma 74192 Attn: Rhonda Swanson Tel. No. (918) 88-6351 Fax No. (918) 588-6880	1625 Broadway Suite 1570 Denver, Colorado 80202 Attn: Michael M. Logan Tel. No. (303) 534-9462 Fax No. (303) 534-9499
Bank of Scotland	565 Fifth Avenue 5th Floor New York, New York 10017 Attn: Karen Workman Tel. No. (212) 450-0800 Fax No. (212) 557-9460	565 Fifth Avenue 5th Floor New York, New York 10017 Attn: Karen Workman Tel. No. (212) 450-0800 Fax No. (212) 557-9460	1021 Main Street Suite 1370 Houston, Texas 77002 Attn: Richard Butler Tel. No. (713) 650-0609 Fax No. (713) 651-9714
BNP Paribas	919 Third Avenue New York, New York 10022 Attn: Peter Medina Tel. No. (212) 471-6631 Fax No. (212) 841-2683	919 Third Avenue New York, New York 10022 Attn: Peter Medina Tel. No. (212) 471-6631 Fax No. (212) 841-2683	1200 Smith Street Suite 3100 Houston, Texas 77002 Attn: David Dodd Tel. No. (713) 982-1100 Fax No. (713) 659-6915
Compass Bank	24 Greenway Plaza Suite 1400A Houston, Texas 77046 Attn: Stacey R. Box Tel. No. (713) 993-8580 Fax No. (713) 968-8292	24 Greenway Plaza Suite 1400A Houston, Texas 77046 Attn: Stacey R. Box Tel. No. (713) 993-8580 Fax No. (713) 968-8292	24 Greenway Plaza Suite 1400A Houston, Texas 77046 Attn: John Falbo Tel. No. (713) 993-8511 Fax No. (713) 968-8292

Administrative Agent - Address:

Bank One, NA 1717 Main Street 4th Floor Mail Code TX1-2448 Dallas, Texas 75201 Attn: J. Scott Fowler Tel No. (214) 290-2162 Fax No. (214) 290-2332

Schedule 2.1 - 2

SCHEDULE 2.2

EXISTING MORTGAGES

A.      CHASE MORTGAGES

Colorado

Adams County, Colorado

1.	Mortgage, Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement by SOCO Wattenberg Corporation in favor of JPMorgan Chase Bank, successor in interest to The Chase Manhattan Bank, successor in interest to Chase Bank of Texas, National Association, as Administrative Agent, filed with the County Clerk of Adams County, Colorado on September 10, 1999, as Instrument Number C0590160, in Book 5887, Page 0546.

Boulder County, Colorado

2.	Mortgage, Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement by SOCO Wattenberg Corporation in favor of JPMorgan Chase Bank, successor in interest to The Chase Manhattan Bank, successor in interest to Chase Bank of Texas, National Association, as Administrative Agent, filed with the County Clerk of Boulder County, Colorado on August 31, 1999, as Instrument Number 1976580.

Weld County, Colorado

3.	Mortgage, Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement by SOCO Wattenberg Corporation in favor of JPMorgan Chase Bank, successor in interest to The Chase Manhattan Bank, successor in interest to Chase Bank of Texas, National Association, as Administrative Agent, filed with the County Clerk of Weld County, Colorado on September 2, 1999, as Instrument Number 2718057.

B.      BANK OF OKLAHOMA MORTGAGES

Oklahoma

Caddo County, Oklahoma

1.	Mortgage, Security Agreement, Financing Statement and Assignment (with Power of Sale) from Bravo Acquisition Company, LLC to Bravo Natural Resources, Inc. filed with the County Clerk of Caddo County, Oklahoma on December 26, 2001, as Instrument Number 010094, in Book 2371, Page 242; as assigned by

Collateral Assignment of Loan Documents and Mortgage Instruments from Bravo Natural Resources, Inc. to Bank of Oklahoma, National Association, as Collateral Agent,

Schedule 2.2 - 1

filed with the County Clerk of Caddo County, Oklahoma on December 26, 2001, as Instrument Number 010099, in Book 2371, Page 267.

2.	First Supplement to First Amended and Restated Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) from Bravo Natural Resources, Inc. to Bank of Oklahoma, National Association, as Collateral Agent, filed with the County Clerk of Caddo County, Oklahoma on January 28, 2002, as Instrument Number 020640, in Book 2375, Page 50.

Custer County, Oklahoma

3.	Mortgage, Security Agreement, Financing Statement and Assignment (with Power of Sale) from Bravo Acquisition Company, LLC to Bravo Natural Resources, Inc. filed with the County Clerk of Custer County, Oklahoma on December 26, 2001, as Instrument Number 7409, in Book 1154, Page 124; as assigned by

Collateral Assignment of Loan Documents and Mortgage Instruments from Bravo Natural Resources, Inc. to Bank of Oklahoma, National Association, as Collateral Agent, filed with the County Clerk of Custer County, Oklahoma on December 26, 2001, as Instrument Number 7410, in Book 1154, Page 179.

4.	First Supplement to First Amended and Restated Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) from Bravo Natural Resources, Inc. to Bank of Oklahoma, National Association, as Collateral Agent, filed with the County Clerk of Custer County, Oklahoma on January 28, 2002, as Instrument Number 521, in Book 1157, Page 403.

Texas

Hemphill County, Texas

5.	Mortgage, Deed of Trust, Security Agreement Financing Statement and Assignment (with Power of Sale) by Bravo Natural Resources, Inc. in favor of Bank of Oklahoma, National Association, filed with the County Clerk of Hemphill County, Texas on March 5, 2001, as Instrument Number 032365, in Book 534, Page 784; and amended by

First Amended and Supplemental Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) by Bravo Natural Resources, Inc. in favor of Bank of Oklahoma, National Association, filed with the County Clerk of Hemphill County, Texas on May 14, 2001, as Instrument Number 032700, in Book 536, Page 255.

6.	Assignment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment by Bank of Oklahoma, National Association, in favor of Bank of Oklahoma, National Association, as Agent, filed with the County Clerk of Hemphill County, Texas on December 26, 2001, as Instrument Number 033968, in Book 543, Page 503.

Schedule 2.2 - 2

7.	Amended and Restated Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with Power of Sale) by Bravo Natural Resources, Inc. in favor of Bank of Oklahoma, National Association, as Collateral Agent, filed with the County Clerk of Hemphill County, Texas on December 26, 2001, as Instrument Number 033969, in Book 543, Page 504.

Schedule 2.2 - 3

SCHEDULE 7.3

POST-CLOSING DELIVERIES

Schedule 7.3 - 1

SCHEDULE 8.8

TAXES

NONE

Schedule 8.8 - 1

SCHEDULE 8.15

SUBSIDIARIES

Name and State of Incorporation	Qualified Jurisdictions	Issued and Outstanding Stock and Holder	Options, Warrants, etc.
SOCO Wattenberg Corporation Delaware	Colorado	1,000 Common Patina Oil & Gas Corporation	None
Patina BNR Corporation Delaware	Oklahoma Texas	1,000 Common Patina Oil & Gas Corporation	None
Patina Oklahoma Corp. Delaware	Oklahoma Texas	1,000 Common Patina Oil & Gas Corporation	None
Patina Well Services, Inc. Colorado	Colorado	100 Patina Oil & Gas Corporation	None

 Schedule 8.15 - 1

SCHEDULE 8.16

OBLIGATIONS TO UNRESTRICTED SUBSIDIARIES

NONE

Schedule 8.16 - 1

SCHEDULE 10.1

EXISTING DEBT

NONE

Schedule 10.1 - 1

SCHEDULE 10.8

INVESTMENTS

NONE

Schedule 10.8 - 1